Exhibit 10.44

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Dated 01 April 2017

CONFIDENTIAL

Brooge Petroleum and Gas Investment Company
as Owner

- and -

Flowi Facility Management Llc

as Operations Consultancy Service Provider

SERVICE AGREEMENT

Hogan Lovells

Hogan Lovells (Middle East) LLP

19th Floor, Al Fattan Currency Tower, Dubai International Financial Centre, PO Box 506602, Dubai,
UAE

 i

This Agreement is made on 01st April 2017

Between:

(1)	Brooge Petroleum and Gas Investment Company, a company incorporated in the Free Zone of Fujairah, United Arab Emirates, having registration number 13- FZC- 1117 under P.O. Box number 50170 (the “Owner”); and

(2)	Flowi Facility Management LLC, a company incorporated in the United Arab Emirates, having registered office at Office No. 09, Floor No. 48, Aspin Commercial Tower, Sheikh Zayed Road, Dubai, P.O. Box. 128838 (“Operations Consultancy Service Provider”).

Whereas:

(A)	The Owner is the owner of certain oil terminal storage facilities in Fujairah, United Arab Emirates, which are more particularly described in Schedule 2 (The Facilities and the Site) (the “Facilities”).

(B)	The Owner wishes to engage the Operations Consultancy Service Provider in respect of, and the Operations Consultancy Service Provider has agreed to perform, the Services in accordance with this Agreement.

(C)	This Agreement sets out the terms and conditions upon which Operations Consultancy Service Provider shall perform the Services.

It is agreed:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following words shall have the respective meanings set out below:

“Additional Services” has the meaning given to it in Clause 18.2.

“Affected Party” has the meaning given to it in Clause 19.1.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person. For the purposes of this definition, “control” means direct or indirect ownership of more than fifty per cent (50%) of the outstanding capital stock or other equity interests having ordinary voting power.

“Agreement” means this operation agreement, including the Schedules hereto.

“Authorisations” means all licenses, permits and other governmental consents required by Governmental Authorities pursuant to any applicable Laws, which are or may be required for the ownership, use and occupancy of the Facilities and for the operation, maintenance, repair and reconstruction of any facilities thereon, including the purchase, sale, transportation, storage, loading and offloading of petroleum products.

“Benchmarking Exercise” has the meaning given to it in Clause 7.3.

“Business Day” means any Day excluding a Friday, Saturday and any Day which shall be a legal holiday in the United Arab Emirates, or a Day on which banking institutions are required by Law or other governmental action to be closed in the United Arab Emirates.

“Change in Control” means, in respect of any person, a change in the persons who, directly or indirectly, ultimately control that person. For the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) as applied to any person, means the possession, directly or indirectly of the power to direct or cause the direction of the management of that person whether through ownership of shares, voting securities or otherwise.

“Claim” means, with respect to any party, any and all suits, sanctions, legal proceedings, claims, actions, assessments, penalties, judgments or fines brought or enforced against such party.

“CDCO” means the date falling two (2) Months after the date of notice from the Owner notifying the Operations Consultancy Service Provider of the commencement date of commercial operations at the Facilities.

“Confidential Information” has the meaning given to it in Clause 20.

“Construction Defect” has the meaning given to ‘Defect’ in the EPC Contract.

“Contract Year” means a period of twelve Months (12) from the CDCO.

“Cost” means any cost or expense incurred or that it is necessary for the Operations Consultancy Service Provider to incur for performance of its obligations under this Agreement, which costs or expenses may include:

(a)	capital costs;

(b)	financing costs; and

(c)	fixed and variable costs of operation activities required hereunder;

“Day” when not preceded by the word “Business”, means the twenty-four (24)-hour period beginning at 00:00 midnight and ending at 23:59 United Arab Emirates time.

“Defects Liability Period” has the meaning given to ‘Defects Liability Period’ in the EPC Contract, which, for the avoidance of doubt is a period of 365 days from completion of all construction works, which is extendable to a maximum of two (2) Years in accordance with the terms of the EPC Contract.

“Dispute Notice” has the meaning given to it in Clause 21.1. “Emergency” means an imminent or serious threat:

(a)	to the safety of persons;

(b)	to the environment (including, land, air and sea);

(c)	to the security of the Facilities; or

(d)	of material damage to the Facilities (or any part thereof).

“End-User” means any end-user of the Facilities that enters into or has entered into an End-User Agreement with the Owner.

“End-User Agreement” means an executed Proposed End-User Agreement,

“Environmental Law” means a Law, whether arising by statute or common law, relating to the environment including a Law relating to environmental assessment, environmental heritage, water, water catchments, pollution of sea, sea beds, sea coast, beaches, air, soil, groundwater or water, noise, soil, chemicals, pesticides, hazardous substances, the ozone layer, waste, dangerous goods, building regulation, occupation of buildings, public health, occupational health and safety, environmental hazard, any aspect of the protection of the environment, or the enforcement or administration of any of those Laws (whether that Law arises under statute or the common law or pursuant to any permit, license, approval, notice, decree, order or directive of any Governmental Authority or otherwise).

“EPC Contract” means the contract made between the Owner and the EPC Contractor for the engineering, procurement, construction, pre-commissioning and commissioning of the Facilities including remedying any defects.

“EPC Contractor” means Audex PTE.

“Excess Cost” has the meaning set forth in Clause 3.15.

“Expiry Date” means the date falling on the expiry of the Initial Term or following the expiry of the Initial Term, the date falling on the expiry of any Renewal Terms (as the case may be).

“Facilities” has the meaning given to it in the recitals to this Agreement.

“Force Majeure” has the meaning given to it in Clause 19.1.

“Force Majeure Notice” has the meaning given to it in Clause 19.2.

“Force Majeure Termination Notice” has the meaning given to it in Clause 15.1.

“Future Expansion Facilities” means the future expansion of the Facilities, which may be developed by the Owner.

“Good Industry Practice” means using standards, practices, methods and procedures conforming to the Law and exercising that degree of skill and care, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person engaged in a similar type of undertaking, including the provision of underground and aboveground storage and terminalling services, under the same or similar circumstances. With respect to the Facilities, “Good Industry Practice” includes taking reasonable steps to ensure that:

(a)	adequate materials, resources and supplies, including energy, are available to meet the Facilities’ needs under normal conditions and reasonably anticipated abnormal conditions;

(b)	sufficient and duly licensed, as required by Law, operating personnel are available and are adequately experienced and trained to operate the Facilities properly, efficiently and taking into account manufacturer’s guidelines and specifications and are capable of responding to reasonably anticipated abnormal conditions;

(c)	preventative, routine and non-routine maintenance, repairs and calibration performed on a basis that ensures reliable long term and safe operation and taking into account manufacturers’ recommendations, and are performed by knowledgeable, trained and experienced personnel who are duly licensed as required by Law utilising proper equipment, tools and procedures;

(d)	appropriate monitoring and testing is done to ascertain to ensure equipment is functioning as designed and to provide assurance that equipment will function properly under both normal and reasonably anticipated abnormal conditions; and

(e)	equipment is operated in a manner safe to workers, the general public, the environment, plant and equipment and with regard to manufacturers’ defined limitations such as temperature, moisture and chemical content.

“Government” means the Government of the United Arab Emirates.

“Governmental Authority” means the Government or any ministry, department or political subdivision thereof, and any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any person or entity exercising delegated authority of one of those bodies, or any other governmental entity, instrumentality, agency, authority, corporation, committee or commission under the direct or indirect control of any of the same.

“Hazardous Material” means any chemicals, materials, substances or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed or regarded as hazardous, toxic, prohibited or dangerous under the Environmental Laws.

“Health and Safety Laws” means any health, safety or environmental legislation (or any legislation regulating health and safety or the environment) which is in force in the United Arab Emirates from time to time.

“Indirect Losses” means any consequential or indirect loss, cost, expense or damage, including loss of actual or anticipated profits, cost of capital, lost opportunities (including opportunities to enter into or complete arrangements with third parties), loss of goodwill, loss of or inability to use equipment, a failure to realise anticipated savings or loss of reputation, howsoever caused (including by negligence) increased operating costs or any other special, punitive or incidental damages.

“Initial Term” means the period commencing on the CDCO and ending on the Day falling one (1) Day before the first (1st) anniversary of the CDCO.

“Insolvency Event” means the happening of any of these events with respect to a party:

(a)	the passing by that party of a resolution for, or that party being under, bankruptcy, judicial management, insolvency, winding up, liquidation, or other similar proceeding;

(b)	the appointment of a trustee, judicial manager liquidator, custodian, or similar person in a proceeding referred to in paragraph (a) of this definition which appointment has not been set aside or stayed within thirty (30) Days;

(c)	the making by a court having jurisdiction of an order winding up or otherwise confirming the bankruptcy or insolvency of that party, which order has not been set aside or stayed within thirty (30) Days;

(d)	a receiver, receiver and manager, official manager, trustee, administrator, controller or similar official is appointed over any of the assets of the assets that party for a period exceeding six (6) Months;

(e)	except to reconstruct or amalgamate while solvent, that party enters into, or resolves to enter into, a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them;

(f)	that party is unable to pay its debts consistently when they are due or states that it is insolvent; or

(g)	that party suspends payment of its debts generally.

“Intellectual Property Rights” means:

(a)	patents, trademarks, service marks, rights in designs, trade names, copyrights and topography rights, in each case whether registered or not;

(b)	applications for registration of any of them;

(c)	rights under licenses and consents in relation to any of them;

(d)	all forms of protection of a similar nature or having, equivalent or similar effect to any of them which may subsist anywhere in the world; and

(e)	Confidential Information,

in each case whether existing or arising at statute, at common law or in equity.

“Key Performance Indicators” means the standards (as set out in Annex A of Schedule 1 (Scope of Services)) in accordance with which the Operations Consultancy Service Provider shall provide the Services, as amended from time to time in accordance with the terms of this Agreement.

“Law” means any decree, resolution, law, statute, act, ordinance, rule, directive (to the extent having the force of law in the United Arab Emirates), order, treaty, code or regulation (including any of the foregoing relating to health or safety matters or any Environmental Law) or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority, including amendments, modifications, extensions, replacements or re-enactments thereof, and includes also Authorisations and other licenses, permits, approvals and agreements, and any injunction or final non-appealable judgment directly applicable to the relevant party, of any Governmental Authority having jurisdiction over the matter in question.

“Lien” means any mortgage, pledge, lien, security interest, option agreement, claim, charge or encumbrance of any kind.

“Loss” means, any loss, liability, damage, cost, charge or reasonable expenses that a party pays or suffers or incurs or is liable to pay, pursuant to a Claim, including:

(a)	all interest and costs awards payable to third parties pursuant to Claims; and

(b)	all reasonable legal and other reasonable out of pocket expenses incurred in connection with defending any Claim or action, whether or not resulting in any liability, and all amounts paid in settlement of any Claim or action that would be recoverable hereunder consistent with the restrictions on recovery, but excluding Indirect Losses.

“Measures” refers to the measures for each Key Performance Indicator as set out in the column headed “Measures” in Annex A of Schedule 1 (Scope of Services).

“Month” means a calendar month.

“New Agreement” means a new agreement to be entered into between the Owner and the New Operations Consultancy Service Provider for the provision of the Services by the New Operations Consultancy Service Provider.

“New Operations Consultancy Service Provider” means the person who has entered or who will enter into the New Agreement with the Owner.

“Non-Default Termination Notice” has the meaning given to it in Clause 15.2.

“Non-Affected Party” has the meaning given to it in Clause 19.1.

“Non Construction Defect” has the meaning given to it in Clause 3.18(g).

“Operation & Control Philosophy” means the documents forming Schedule 3 to this Agreement, describing the operations and control philosophy of the Facility.

“Operating Procedures” means the administration, safety and risk management, emergency, operation and maintenance procedures governing the full operation of the Facilities.

“Operational Budget” means the yearly budget referred to in Clause 3.7 to be submitted by the Operations Consultancy Service Provider to the Owner for the Owner’s review and approval.

“Operational Budget Information” has the meaning given to it in Clause 3.7.

“Operations Consultancy Service Provider” has the meaning given to it in the parties’ clause to this Agreement.

“Operations Consultancy Service Provider’s Cure Period” has the meaning given to it in Clause 14.1.

“Operations Consultancy Service Provider Events of Default” has the meaning given to it in Clause 14.1.

“Owner” has the meaning given to it in the parties’ clause to this Agreement.

“Owner Events of Default” has the meaning given to it in Clause 14.2.

“Owner Insurances” has the meaning given to it in Clause 11.1.

“Owner Related Party” means any of the Owner’s agents, consultants, contractors (including any Owner Vendor) and sub-contractors of any tier and its or their directors, officers and employees but excluding the Operations Consultancy Service Provider and statutory undertakers and

“Owner Related Parties” shall be construed accordingly.

“Owner’s Remedial Works Contractor” has the meaning given to it in Clause 3.18(d)(ii).

“Performance Points” means the points (as set out in Annex A of Schedule 1 (Scope of Services)) allocated for the achievement or failure to achieve any Key Performance Indicator.

“Personnel Turnover Requirements” has the meaning given to it in Clause 24.2(a).

“Policies” means the policies, directions or guidelines as may be published by the Owner governing the Facilities and as amended from time to time.

“Proposed End-User Agreement” refers to any end-user agreement between the Owner and an End-User in respect of the Facilities, in substantially the same form contained in Schedule 3 (Form of End-User Agreement) for the provision of storage facilities and related services by the Owner to the End-User.

Proprietary Information” of a person means information rightfully in the possession of such person, including an document, idea, policy, procedure, method, process, materials or other tangible or intangible thing, which information derives economic value from not being generally known to and not being readily ascertainable by proper means by another person who can obtain economic value from its disclosure and use, and which is the subject of reasonable efforts to maintain its secrecy.

“Reimbursable Costs” has the meaning given to it in Clause 3.7A.

“Related Dispute” has the meaning given to it in Clause 22.2.

“Renewal Agreement Date” has the meaning given to it in Clause 15.3.

“Renewal Term” means a period of five (5) Years unless earlier terminated in accordance with the terms of this Agreement.

“Required Action” has the meaning given to it in Clause 10.1.

“Review Date” means the first (1st) Day of each Contract Year.

“Rules” has the meaning given to it in Clause 21.2(a).

“Schedule of Facilities Maintenance” refers to the maintenance programme for the Facilities as set out in Schedule 8 (Schedule of Facilities Maintenance) as per OEM recommendations and any specific requirements provided by the EPC Contractor.

“Services” means the services to manage recruitment, support, consultation, supervision, taking care, custody and control of, maintaining and repairing and the operating of the Facilities to be provided, managed and / or procured by the Operations Consultancy Service Provider for the Owner under this Agreement (and shall include the matters described in Schedule 1 (Scope of Services)) as subsequently amended or adjusted in accordance with this Agreement.

“Signing Date” means the date on which this Agreement has been executed by both parties.

“Site” means those certain parcels of land on which the Facility will be built, as set out / described in Schedule 2 (The Facilities and the Site).

“Spare Parts Inventory” has the meaning given to it in Schedule 1 (Scope of Services).

“Step-Change in Technology” means a change in the technology associated with the management, operation or maintenance of the Facilities in any significant technological improvements which results in significant reductions in fixed and variable management, operation and / or maintenance costs, manpower costs and / or fuel cost to the Operations Consultancy Service Provider.

“Sub-Contracts” means the contracts entered into between the Operations Consultancy Service Provider and Sub-Contractors.

“Sub-Contractor” means any third party or any other person engaged by the Operations Consultancy Service Provider from time to time as may be permitted by this Agreement to procure the performance of the Services (or any of them).

“Targets” refers to the targets for each Key Performance Indicator as set out in the column headed “Targets” in Annex A of Schedule 1 (Scope of Services).

“Term” means the Initial Term and any Renewal Terms.

“Term Fee” means the fixed fee set out in Schedule 6 (Fee Schedule)), being payment for the Services performed during the Term.

“Termination Date” means the date of early termination of this Agreement in accordance with its terms.

“Vendor Equipment and Machinery Works” has the meaning given to it in Clause 3.7A.

“Year” means the twelve (12) Month period from and including a day to (but not including) the day bearing the same number in the same month of the following year.

1.2	Interpretation

This Agreement shall be interpreted according to the following provisions, unless expressly provided otherwise or unless the context requires a different meaning:

(a)	The headings and marginal notes and references to them in this Agreement shall be deemed not to be part of this Agreement and shall not be taken into consideration in the interpretation of this Agreement.

(b)	The Schedules to this Agreement are an integral part of this Agreement and a reference to this Agreement includes a reference to the Schedules.

(c)	Words importing persons shall, where the context so requires or admits, include individuals, firms, partnerships, trusts, corporations, governments, governmental bodies, authorities, agencies, unincorporated bodies of persons or associations and any organisations having legal capacity.

(d)	Where the context so requires words importing the singular only also include the plural and vice versa and words importing the masculine shall be construed as including the feminine or the neuter or vice versa.

(e)	The language of this Agreement is English. All correspondence, notices, drawings, data, test reports, certificates, specifications and information shall be in English. All operating and maintenance instructions, name plates, identification labels, instructions and notices to the public and staff and all other written, printed or electronically readable matter required in accordance with, or for purposes envisaged by, this Agreement shall be in English.

(f)	References to any Agreement or document include (subject to all relevant approvals and any other provisions of this Agreement concerning amendments to agreements or documents) a reference to that Agreement or document as amended, supplemented, substituted, novated or assigned.

(g)	References to any Law are to be construed as references to that Law as from time to time amended or to any Law from time to time replacing, extending, consolidating or amending it, whether passed by the same or another Governmental Authority with legal power to do so.

(h)	References to a public organisation (other than the Owner) shall be deemed to include a reference to any successor to such public organisation or any organisation or entity which has taken over either or both the functions and responsibilities of such public organisation. References to other persons (other than the Owner) shall include their successors and assignees.

(i)	The words in this Agreement shall bear their natural meaning. The parties have had the opportunity to take legal advice on this Agreement and no term shall, therefore, be construed contra proferentem.

(j)	Reference to the “parties” means the parties to this Agreement and references to a “party” mean one of the parties to this Agreement.

(k)	The words “including” and “includes”, and any variations of these word, will be read as if followed by the words “without limitation”.

(l)	All of the Operations Consultancy Service Provider’s obligations, duties and responsibilities shall be construed as separate obligations, duties and responsibilities owed to the Owner and to be performed at the Operations Consultancy Service Provider’s own cost and expense.

(m)	A covenant or agreement on the part of two or more persons binds them jointly and severally.

(n)	A reference to time is to local time in the United Arab Emirates.

(o)	A reference to currency is a reference to United Arab Emirates Dirhams (AED) and all amounts payable under this Agreement shall be paid in the United Arab Emirates in United Arab Emirates Dirhams.

(p)	All periods of time are based on, and computed according to, the Gregorian calendar.

(q)	In the event of any inconsistency between any capitalised word, term, phrase or abbreviation in Clause 1.1 and any capitalised word, term, phrase or abbreviation contained in any Schedule or any attachment to any Schedule, the meaning contained in Clause 1.1 takes precedence over the meaning in the Schedule or attachment unless the context of this Agreement otherwise requires.

1.3	Ambiguities and Inconsistencies

(a)	The following descending order of precedence applies in the event of any ambiguity, discrepancy or inconsistency between any of the provisions of this Agreement or any other document or standard expressly incorporated into this Agreement:

(i)	this Agreement (excluding the Schedules); and

(ii)	Schedules 1 to 7 of this Agreement.

(b)	If a party discovers any ambiguity, discrepancy or inconsistency of this Agreement or any other document or standard expressly incorporated into this Agreement:

(i)	the party which makes the discovery shall promptly notify the other party of this in writing; and

(ii)	the Owner will direct the Operations Consultancy Service Provider as to the interpretation to be followed by the Operations Consultancy Service Provider in performing the Operations Consultancy Service Provider’s obligations under this Agreement, without prejudice to either party’s right to refer the content of that interpretation, or the meaning of the ambiguity, discrepancy or inconsistency for determination in accordance with clause 21.

(c)	The Operations Consultancy Service Provider in not entitled to any additional costs by reason of the Owner’s direction under Clause 1.3(b).

2.	Relationship of the Parties

2.1	Relationship of the Parties

(a)	The Operations Consultancy Service Provider has been engaged and retained by the Owner, pursuant to this Agreement as an independent contractor to manage, operate and maintain the Facilities on behalf of the Owner during the Term. The Owner has delegated to the Operations Consultancy Service Provider the overall day-to-day responsibility of operating, maintaining and repairing the Facilities for and on behalf of the Owner during the Term, as more specifically described in this Agreement.

(b)	Subject to, and in accordance with, the provisions of this Agreement, the Operations Consultancy Service Provider shall have the right and the obligation to perform its duties under this Agreement at its own cost and risk without recourse to the Owner.

(c)	Unless expressly provided otherwise in this Agreement, the Operations Consultancy Service Provider shall have no authority or power to bind the Owner or to contract in the name of or create a liability against the Owner in any way or for any purpose. The Operations Consultancy Service Provider undertakes that it will not in any correspondence or dealings with any person (including any End-User) relating directly or indirectly to the Services, claim or act in a manner indicating that it has the right to bind the Owner in any way or for any purpose, unless previously expressly authorised by the Owner in writing to do so. The Operations Consultancy Service Provider shall not make or permit to be made any promise, commitment or representation whatsoever, whether verbally or in writing or otherwise, on behalf of the Owner, unless previously expressly authorised by the Owner in writing to do so.

2.2	Entire Agreement

This Agreement constitutes the entire agreement, and contains all of the undertakings and agreements of whatsoever kind and nature existing between the parties with respect to the subject matter hereof, and supersedes all prior written or oral agreements, commitments, representations, communications, negotiations, undertakings, understandings and business term sheets in relation to the performance of the Services and the other subject matters of this Agreement. Neither party will be bound by or deemed to have made in connection with this Agreement, any representations, warranties, commitments, undertakings or understandings, except those contained in this Agreement.

2.3	Costs and Expenses

Each party shall bear its own costs and expenses relating directly or indirectly to the preparation, execution and delivery of this Agreement and documents to be provided under this Agreement.

3.	Responsibilities of the Operations Consultancy Service Provider

3.1	Scope of Services

The Operations Consultancy Service Provider shall perform the Services as specified in Schedule 1 (Scope of Services) for the duration of the Term.

3.2	Standards for Performance of Services

Subject to, and in accordance with, the provisions of this Agreement, the Operations Consultancy Service Provider shall at its own cost be solely responsible for procuring that the Services are at all times performed:

(a)	in good faith and will exercise reasonable skill, care and diligence in the performance of its obligations under this Agreement;

(b)	in so far as not in conflict with an express obligation of the Operations Consultancy Service Provider under this Agreement, or where in relation to a matter there is no express obligation or standard imposed on the Operations Consultancy Service Provider under this Agreement, in accordance with Good Industry Practice;

(c)	in compliance with all Law (including Environmental Laws) and the terms of this Agreement;

(d)	in a manner so as not to cause or contribute to any violation by the Owner under any Law;

(e)	in a manner such that third party warranties (including any warranties provided by the EPC Contractor) in respect of the Facilities are not vitiated or voided; and

(f)	in accordance with the Operating Procedures.

3.3	Authorisations

(a)	The Operations Consultancy Service Provider shall provide the list of permits, NOCs and Approvals required for the operation of the Terminal from all relevant Local Authorities in Fujairah in a timely manner in a way which will allow the Owner to obtain the aforementioned in due time, and shall provide all the required support, assistance and coordination in a timely manner to the Owner to obtain, implement, maintain and renew all Authorisations as necessary and in sufficient time for it to perform the Services in accordance with this Agreement and shall comply with the requirements of any Law, with the lawful requirements of any Governmental Authority and with all Authorisations as may be required to enable it to perform its obligations under this Agreement. All costs, fees and taxes (if any) which are incurred in connection with any Authorisation obtained under this Clause 3.3 shall be borne by the Owner.

(b)	The Operations Consultancy Service Provider shall, at the Owner’s request, promptly provide the Owner with a certified copy of all Authorisations referred to in Clause 3.3(a).

(c)	Without limiting any other provision in this Agreement, if any Authorisation obtained in accordance with Clause 3.3(a) is revoked, withdrawn or expires (without having been renewed), the Operations Consultancy Service Provider shall immediately:

(i)	inform the Owner in writing of that revocation, withdrawal or expiry, and the impact of that revocation, withdrawal or expiry on the Operations Consultancy Service Provider’s ability to perform the Services; and

(ii)	provide all required support assistance and coordination to the Owner, in order to regain or renew that Authorisation.

(d)	Any notice given by the Operations consultancy Service Provider under this Clause 3.3 shall not affect the Operations Consultancy Service Provider’s obligations under this Agreement.

3.4	Governmental Licences and Permits

The Operations Consultancy Service Provider shall review applicable Laws having regard to the Services and:

(a)	assist the Owner in securing and complying with any Authorisations to be submitted by the Owner in relation to the management, operation and maintenance of the Facilities; and

(b)	secure and comply with any Authorisations to be submitted by the Owner in relation to the management, operation and maintenance of the Facilities.

3.5	Personnel Standards

(a)	The Operations Consultancy Service Provider shall provide, employ directly and be fully responsible for all operating staff (except Owner employed personnel) as are required to perform the Services pursuant to this Agreement, including Schedule 7 (List of Personnel to Be Mobilised by the Operations Consultancy Service Provider).

(b)	The Operations Consultancy Service Provider shall procure that:

(i)	there shall at all times be a sufficient number of staff (including all relevant grades of supervisory staff) engaged in the provision of the Services with the requisite level of skill and experience (to avoid doubt, this obligation shall include ensuring that there is sufficient staff to cover periods of holiday, sickness, other absence; and

(ii)	all staff receive such training and supervision as is necessary to ensure the proper performance of this Agreement and compliance with all Health and Safety Laws, except for those trainings that are expressly under the Owner’s scope.

(c)	Where the Owner reasonably considers that the number of staff engaged in the provision of the Services is insufficient, it may, by issuing a request in writing, require the Operations Consultancy Service Provider to increase its number of staff accordingly subject to additional fees as agreed with the Operations Consultancy Service Provider, except to the extent that the need for additional staff is required for the performance of the Operations Consultancy Service Provider’s Services under the contract

(d)	The working hours, rates of compensation and all other matters relating to the employment of all individuals employed by the Operations Consultancy Service Provider for the performance of the Services shall be determined solely by the Operations Consultancy Service Provider.

(e)	The Operations Consultancy Service Provider shall retain sole authority, control and responsibility with respect to its employment policy in connection with the performance of its obligations hereunder.

3.6	Operation Records and Reports -- Technical

(a)	The Operations Consultancy Service Provider shall:

(i)	prepare, maintain and keep separate, up-to-date records relevant to the performance of its obligations under this Agreement;

(ii)	maintain records relevant to the performance of its obligations under this Agreement in accordance with generally accepted accounting principles applicable in the United Arab Emirates, Good Industry Practice and all relevant Laws; and

(iii)	maintain records (both hard copy and soft copy) required for regulatory agencies with jurisdiction over the Owner and / or the Operations Consultancy Service Provider.

(b)	The Operations Consultancy Service Provider shall prepare and maintain:

(i)	daily operating logs, records and reports documenting the management, operation and maintenance of the Facilities. Such operating data shall include, without limitation, information known to the Operations Consultancy Service Provider in relation to the Facilities, actual operating problems occurring during the Day and details of any other significant events related to the management, operation and maintenance of the Facilities; and

(ii)	records reasonably required by the Owner to verify the performance of the Services by the Operations Consultancy Service Provider in accordance with the provisions of this Agreement (including relevant particulars of any aspects of the Operations Consultancy Service Provider’s performance which fail to meet the requirements of this Agreement as well as particulars of any failure by the Operations Consultancy Service Provider to achieve the Key Performance Indicators set out in Annex A of Schedule 1 (Scope of Services)).

(c)	The Operations Consultancy Service Provider shall provide to the Owner, on a monthly basis no later than the seventh (7th) Day of each Month, beginning in the second (2nd) Month following the CDCO, a consolidated report addressing, for the previous Month and the Contract Year to date:

(i)	the matters set forth in Clause 3.6(b);

(ii)	the existence and status of any disputes;

(iii)	a description of any Facilities defects, including a description of steps taken and to be taken in relation to the same;

(iv)	a description of any accident or other occurrence at the Site that results in injury to persons or damage to property or environment; and

(v)	any other matters and details that the Owner may require from time to time.

(d)	The Operations Consultancy Service Provider shall provide to the Owner, on an annual basis, no later than:

(i)	three (3) Months following the end of each Contract Year, the technical reports referred to in Clause 3.6(a)(ii);

(ii)	fourteen (14) Days following the end of each Contract Year, a consolidated report summarising the prior monthly reports in respect of the previous Contract Year, as well as any other matters and details that the Owner may require.

(e)	The Owner (or any person nominated by the Owner) may, at all reasonable times, conduct audits as to the Operations Consultancy Service Provider, including audits as to metering, Claims and reimbursements.

(f)	The Operations Consultancy Service Provider will make available its personnel to the Owner, as may be reasonably requested by the Owner, to assist in explaining the records, data and other information being audited pursuant to Clause 3.6(e).

(g)	The Owner shall have the right to examine and / or make copies of the records and data referred to above at any time upon reasonable notice.

(h)	With reference to all this Clause 3.6, the Operations Consultancy Service Provider’s financial records, books and statements shall not be shared with any third parties unless required by the Owner upon the request from a governmental authority. The Owner shall in that case provide a written request verifying the purpose to which the records are needed.

3.7	Operational Budget

(a)	No later than six (6) Months after the Signing Date, the Operations Consultancy Service Provider shall prepare and submit to the Owner for approval the Operational Budget for the first two (2) Contract Years in a form approved by the Owner and in accordance with this Clause 3.7.

(b)	No later than six (6) Months prior to the commencement of:

(i)	the second (2nd) Contract Year; and

(ii)	each subsequent Contract Year,

the Operator shall prepare and submit to the Owner for approval the Operational Budget for the next succeeding Contract Year in a form approved by the Owner and in accordance with this Clause 3.7.

(c)	Each Operational Budget shall:

(i)	be prepared by the Operations Consultancy Service Provider in accordance with Good Industry Practice, having regard to the operating requirements of the Facilities;

(ii)	highlight details of any revision or changes which the Operations Consultancy Service Provider proposes to be made to the Operational Budget for the immediately preceding Contract Year;

(iii)	highlight details of the proposed Term Fee to be paid by the Owner for the next succeeding Contract Year and

(iv)	contain information regarding the operating costs to be incurred: (I) in performing the Services under this Agreement for the following Contract Year; and (II) in accordance with Good Industry Practice, having regard to the operating requirements of the Facilities, including but not limited to the following information (the “Operational Budget Information”)

(1)	Term Fees;

(2)	costs of the Owner’s procurement of insurances, as per the costs provided by the Owner;

(3)	estimated Costs applicable to annual maintenance contracts;

(4)	estimated Costs for the supply of Spare Parts Inventory;

(5)	estimated Costs for the procurement and supply of electricity, potable water, nitrogen, diesel and all other utilities as required; and

(6)	contingency Costs to cover any other maintenance activities.

(d)	The Operational Budget submitted pursuant to Clause 3.7(a) or 3.7(b) (as the case may be) shall be accompanied by working papers and supporting information which clearly show the basis of the information and data set out in the Operational Budget Information. In addition, the Operations Consultancy Service Provider shall properly answer any question posed by the Owner regarding any item in the Operational Budget Information to which answers are required from the Operations Consultancy Service Provider to enable proper interpretation by the Owner of the Operational Budget Information as soon as reasonably practicable and in any event within five (5) Business Days of receipt of such question posed by the Owner.

(e)	The parties acknowledge and agree that:

(i)	the Owner shall be entitled, at any time after the receipt of the Operational Budget submitted pursuant to Clause 3.7(a) or 3.7(b) (as the case may be), to raise objections or make comments in relation to any item (other than the Operations Consultancy Service Provider’s Term Fee) in the Operational Budget Information for the Operational Budget for the next succeeding Contract Year and the Operations Consultancy Service Provider shall be required to comply with or implement any amendments required by the Owner in its comments;

(ii)	the Operations Consultancy Service Provider may, if it disputes any such comment or objection made by the Owner under Clause 3.7(d)(i) above, refer the matter for determination in accordance with Clause 21 provided always that notwithstanding any dispute made by the Operations Consultancy Service Provider under this Clause 3.7(d)(ii), the Owner has the discretion to nevertheless require that the Operations Consultancy Service Provider, for the purposes of the Operational Budget for the next succeeding Contract Year, comply with or implement both the undisputed and disputed parts of any such Operational Budget pending determination of the dispute conducted pursuant to this Clause 3.7(d)(ii); and

(iii)	if the determination of such dispute shows that the Owner is:

(1)	entitled to raise objections or make comments under Clause 3.7(e)(i), the Operational Budget for the next succeeding Contract Year shall be the Operational Budget submitted by the Operations Consultancy Service Provider pursuant to Clause 3.7(a) or 3.7(b) (as the case may be) which:

a.	takes into account the Owner’s comments; and

b.	complies with or implements any amendments required by the Owner in its comments;

(2)	not entitled to raise objections or make comments under Clause 3.7(e)(i), the Owner shall withdraw its objections or comments which is the subject to the dispute and the Operational Budget submitted by the Operations Consultancy Service Provider Pursuant to Clause 3.7(a) or 3.7(b) (as the case may be) shall be the Operational Budget for the next succeeding Contract Year; or

(3)	entitled to raise only part (and not all) of the objections or make only part (and not all) of the comments under Clause 3.7(e)(i), the Operations Consultancy Service Provider shall follow the procedure described in Clause 3.7(d)(iii)(1) with respect to such parts of the Owner’s objections or comments which the Owner is entitled to raise or make (as the case may be) and the Owner shall, pursuant to Clause 3.7(d)(iii)(2), withdraw such parts of its objections or comments which it is not entitled to raise or make (as the case may be).

(f)	In the event that Owner does not, within sixty (60) Business Days after receiving the Operational Budget submitted pursuant to Clauses 3.7(a) or 3.7(b) (as the case may be), object or have any comments on the Operational Budget in question, then any such Operational Budget shall be the relevant Operational Budget for the next succeeding Contract Year.

3.7A	Reimbursable Costs

(a)	The Operations Consultancy Service Provider shall be responsible for the operation and management of the Vendor Equipment and Machinery. including the following:

(i)	the procurement and supply of all Vendor Equipment and Machinery (including the inventory for such Vendor Equipment and Machinery);

(ii)	managing the inventory for the Vendor Equipment and Machinery;

(iii)	the maintenance of all Vendor Equipment and Machinery unless any such maintenance of the Vendor Equipment and Machinery is carried out by a relevant Owner Vendor; and

(iv)	ensuring that any repair, calibration, replacement and / or maintenance (as the case may be) of the Vendor Equipment and Machinery as necessitated by fair wear and tear shall be carried out by a relevant Owner Vendor,

Note: AED 2,000,000.00 shall be the limit to which the Operator shall handle Reimbursable Costs per year. Owner shall reimburse the Operator for the same, based on the invoices or supporting documents submitted by the Operator.

(b)	All costs referred to in Clause 3.7A(a) shall receive the prior written approval of the Owner before they are incurred by the Operations Consultancy Service Provider, except for urgent items, in respect of which the Owner shall be duly notified of such expense and transaction.

(c)	The Operations Consultancy Service Provider shall, as part of the Operational Budget prepared in accordance with Clause 3.7, include details of the budgeted costs of the:

(i)	Vendor Equipment and Machinery (including the inventory for such Vendor Equipment and Machinery);

(ii)	the repair, replacement and / or maintenance (as the case may be) of any Vendor Equipment and Machinery carried out by a relevant Owner Vendor;

(iii)	the calibration of any Vendor Equipment and Machinery carried out by a relevant Owner Vendor outside of the United Arab Emirates;

as may be required by the Operations Consultancy Service Provider in the provision of the Services (“Reimbursable Costs”) provided that, for the avoidance of doubt, any such Reimbursable Costs shall not include the cost of carrying out any Vendor Equipment and Machinery Works.

(d)	The Owner shall be responsible for the procurement and supply of electricity, potable water, nitrogen, diesel and all utilities as may be required by the Operations Consultancy Service Provider in the provision of the Services and all related costs shall be handled by the Owner directly.

(e)	Subject to Clause 3.7A a, all Reimbursable Costs incurred by the Operations Consultancy Service Provider shall be payable by the Owner.

(f)	The Operations Consultancy Service Provider shall not be entitled to Reimbursable Costs to the extent such costs are not supported by invoices and other information as may reasonably be required by the Owner to verify the Reimbursable Costs claimed.

3.8	Sub-Contracting

(a)	The Operations Consultancy Service Provider may procure the performance of specific parts, but not the whole, of the Services from Sub-Contractors of sound financial standing and suitable technical ability and competence subject to the prior written approval of the Owner and provided that such appointment shall not relieve the Operations Consultancy Service Provider of any of its obligations under this Agreement, including the responsibility for ensuring that the Services meet the requirements of this Agreement. The Operations Consultancy Service Provider shall remain primarily and directly liable for the Operations Consultancy Service Provider’s obligations under this Agreement.

(b)	The Operations Consultancy Service Provider shall not terminate or agree to the termination of the engagement and / or employment of (or the replacement of) any Sub-Contractor without the prior written approval of the Owner which shall not be unreasonably withheld.

3.9	Emergency Action

In case of an Emergency, the Operations Consultancy Service Provider shall promptly and concurrently:

(a)	notify the Owner; and

(b)	take any action required to prevent damage, injury or loss of the Facilities or to persons at or near the Site.

3.10	Supply of Parts and Facilities Inventory

(a)	Other than as expressly set forth in Clause 3.7A(c), the Operations Consultancy Service Provider shall be responsible for the procurement and supply of all materials, equipment, supplies (including chemicals), consumables and other items necessary for the due performance of the Services on a reimbursable basis in accordance to Clause 3.7A.

(b)	The Operations Consultancy Service Provider shall ensure that the Services are performed:

(i)	using only new materials, equipment, supplies, consumables and spare parts (unless the Owner agrees otherwise in writing); and

(ii)	using suitable materials, equipment, supplies, consumables and spare parts of good and merchantable quality.

(c)	The Operations Consultancy Service Provider may withdraw and use any of the tools, spare parts, components and materials, but shall forthwith thereafter replace tools on Reimbursable Basis as per the clause 3.7A.

(d)	Spare parts, components, consumables and materials shall be procured and replaced by the Owner upon the request from the Operations Consultancy Service Provider. The Operations Consultancy Service Provider shall bear all out-of-pocket costs and expenses associated with the procurement and supply of all materials, equipment, supplies, consumables and other items required to be supplied by the Operations Consultancy Service Provider and for purposes of performing its obligations under this Agreement.

(e)	Title to all materials, equipment, supplies, consumables and other items purchased or obtained by the Operations Consultancy Service Provider during the performance of the Services shall pass to and vest in the Owner.

(f)	The Operations Consultancy Service Provider warrants good title to all materials, equipment, supplies, consumables and other items supplied by the Operations Consultancy Service Provider that become part of the Facilities. The Operations Consultancy Service Provider further warrants that title to and ownership of the materials, equipment, supplies, consumables and other items shall pass to and vest in the Owner as described in Clause 3.10(e) free and clear of all Liens, Claims, charges, security interests, encumbrances and rights of other persons.

3.11	Documents and Data

(a)	All materials and documents (and any revisions, updates and amendments to them) prepared or developed by the Operations Consultancy Service Provider or its employees, representatives or contractors in connection with the Facilities or the performance of the Services in accordance with this Agreement, including all manuals, data, designs, drawings, plans, specifications, reports and accounts, shall become the property of the Owner when prepared. All such materials and documents (and any revisions, updates and amendments to them), together with any materials and documents furnished to the Operations Consultancy Service Provider or to its contractors by the Owner, shall be delivered to the Owner upon the expiry or earlier termination of this Agreement.

(b)	The Owner’s approval of materials and documents submitted by the Operations Consultancy Service Provider shall not relieve the Operations Consultancy Service Provider of its responsibility to perform its obligations under this Agreement.

(c)	A third party review and certification, of the documents may be arranged by the Operations Consultancy Service Provider, if requested by the Owner, and the cost for which shall be borne by the Owner.

3.12	No Action

The Operations Consultancy Service Provider shall not, without first receiving the written approval of the Owner, undertake any of the following actions:

(a)	incur any financial indebtedness or create or grant any encumbrance with respect to any of the assets or properties comprising the Facilities;

(b)	sell, lease, pledge, mortgage, encumber, convey, make any licence, transfer or dispose of the Facilities or any part thereof, or any property or assets of the Owner;

(c)	create or cause any Lien with respect to any the assets or properties comprising the Facilities;

(d)	bind the Owner as a surety or grant guarantees or incur similar liabilities on behalf of any third parties (including any End-User);

(e)	settle, compromise, assign, pledge, transfer, release or consent to the compromise, assignment, pledge, transfer or release of, any claim, suit, debt, demand or judgment against or due by, the Owner or the Operations Consultancy Service Provider arising from or in connection with the Services, or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulate in respect thereof to a judgment, or consent to the same;

(f)	engage in any transaction on behalf of the Owner or any other Owner Related Party unless otherwise expressly provided in this Agreement; or

(g)	dissolve, close, strike and/or cancel its commercial or business license.

3.13	Notices, Access and Monitoring Rights

(a)	The Operations Consultancy Service Provider shall:

(i)	notify the Owner, promptly upon becoming aware thereof, of the occurrence of any act or condition materially affecting the Operations Consultancy Service Provider’s ability to perform its obligations under this Agreement; and

(ii)	if so required by the Owner, take all necessary measures so as to minimise the impact of any such act or condition until such time as the Operations Consultancy Service Provider notifies the Owner that any such act or condition has ceased or no longer affects the Operations Consultancy Service Provider’s ability to perform its obligations under this Agreement.

(b)	Without prejudice to Clause 7.2, the Operations Consultancy Service Provider shall, from the CDCO, provide access at all times to such parts of the Facilities and the Site so as to allow:

(i)	the Owner, the Owner’s Related Parties, any End-User or potential End-User and the EPC Contractor (as the case may be) during normal business hours to monitor the Operations Consultancy Service Provider’s performance in order to determine whether the Facilities are being operated and maintained in accordance with the terms of this Agreement; or

(ii)	the Owner Vendors to perform the repair, replacement, maintenance and / or calibration works in relation to the Vendor Equipment and Machinery.

(c)	Nothing in this Clause 3.13 shall limit or restrict the Owner’s right of access:

(i)	at any time in the case of an Emergency to such parts of the Facilities and / or the Site; or

(ii)	over the Site and / or to the Facilities as the Owner may require in order for it to carry out any work necessary to comply with the Owner’s obligations:

(1)	under this Agreement; or

(2)	as owner of the Facilities.

3.14	Hazardous Materials

(a)	The Operations Consultancy Service Provider shall not bring in, keep or maintain any Hazardous Materials in the Facilities without the prior written consent of the Owner and except:

(i)	where stored in containers and in quantities normally associated with the management, operation and maintenance of an underground storage facility such as the Facilities;

(ii)	as normally and customarily used or required to be used in connection with the management operation and maintenance of an underground storage facility such as the Facilities; or

(iii)	for routine maintenance or cleaning.

(b)	In all such instances where the Operations Consultancy Service Provider is permitted to keep or maintain any Hazardous Materials in the Facilities pursuant to this Clause 3.14, each Hazardous Material shall be handled, stored, treated, used or disposed of in compliance with all applicable Laws and in accordance with Good Industry Practice.

(c)	The Operations Consultancy Service Provider shall comply with its obligations under this Clause 3.14 in accordance with all Environmental Laws and the terms and conditions of all Authorisations applicable thereto and shall use all practicable and reasonable means to prevent any environmental Claims arising or any circumstances arising likely to result in any environmental Claims.

(d)	The Operations Consultancy Service Provider shall notify the Owner immediately upon becoming aware of the same, if there arises any Claim under any Environmental Law which is current or, to the Operations Consultancy Service Provider’s knowledge, pending or threatened against the Operations Consultancy Service Provider or the Owner, and that will have an adverse effect on the ability of the Operations Consultancy Service Provider to perform its obligations under this Agreement.

(e)	The Operations Consultancy Service Provider shall, to the best of its knowledge and belief (having made all reasonable enquiries), immediately upon becoming aware of the same, notify the Owner of any act, omission, event or circumstance which could form the basis of any Claim against it under any Environmental Law and that will have an adverse effect on the ability of the Operations Consultancy Service Provider to perform its obligations under this Agreement

3.15	Cost of Performance in Excess of Fee

In the event that the actual Cost of performing the Services under this Agreement exceeds the amount of the Term Fee payable in Clause 5 (such excess cost, the “Excess Cost”), then the Operations Consultancy Service Provider shall:

(a)	be solely responsible to fund any such Excess Cost incurred;

(b)	other than its rights to claim adjustments to the Term Fee as expressly set forth in this Agreement, have no Claims against the Owner for any Excess Cost (and waives irrevocably any such Claim); and

(c)	not be relieved of any of its obligations hereunder as a result of the existence of Excess Cost.

3.16	Not used

3.17	End-User Agreements

(a)	The Owner shall provide the details of any Proposed End-User Agreements which it intends to enter into to the Operations Consultancy Service Provider to review in advance. Within seven (7) days of receiving the Proposed End-User Agreement, the Operations Consultancy Service Provider shall review the same and provide their confirmation. In the event of the Proposed End-User Agreement materially not being in line with the Terminal’s Operations & Control Philosophy form set out in Schedule 3, the Operations Consultancy Service Provider shall highlight the same to the Owner. In the event of any obligations therein demands Additional Services, such shall be considered subject to the agreement with the Owner.

(b)	The Operations Consultancy Service Provider shall be responsible for managing and administering the interfaces between the End-Users and the Owner and the Operations Consultancy Service Provider shall, from the Signing Date, perform and assume as part of its obligations under this Agreement the Owner’s obligations under the End-User Agreements and the Owners’ risk and liabilities under the End-User Agreements as if, the same were expressly referred to herein as obligations, risks and liabilities of the Operations Consultancy Service Provider.

(c)	The Operations Consultancy Service Provider acknowledges that it is (and the Operations Consultancy Service Provider shall be deemed to be) fully aware of the terms and conditions of the End-User Agreements, including the obligations and liabilities of the Owner under them and shall not be entitled to make any Claim against the Owner of any nature whatsoever in connection with this Clause 3.17. The Operations Consultancy Service Provider acknowledges that such obligations and liabilities are (and such obligations and liabilities are deemed to be) within the contemplation of the Operations Consultancy Service Provider and that if the Operations Consultancy Service Provider is in breach of this Agreement, such breach is likely to result in among other things, a liability of the Owner under the End-User Agreements.

(d)	The Operations Consultancy Service Provider shall perform its obligations under this Agreement so that no act, omission, neglect or default on its part shall:

(i)	constitute, cause or contribute to any breach by the Owner of any of its obligations under any of the End-User Agreements or give rise to any liability of the Owner to any of the End-Users; or

(ii)	lead to any diminution or loss of any rights, entitlements or other benefits of the Owner or any of the End-User Agreements.

(e)	In the event that:

(i)	any End-User makes any Claim against the Owner under an End-User Agreement (whether pursuant to an indemnity or otherwise) and the; Owner states that any such Claim arises directly or indirectly out of an act or omission on the part of the Operations Consultancy Service Provider or is otherwise the responsibility of the Operations Consultancy Service Provider, the Operations Consultancy Service Provider acknowledges and agrees that for purposes of the settlement or resolution of any such Claim, the Owner shall be entitled, by notice to the Operations Consultancy Service Provider, to require that the Operations Consultancy Service Provider be joined as a party to any dispute between the Owner and any such End-User (as applicable); and

(ii)	the Owner is liable to make a payment to such an End-User as a result of the Claim (including any Claim for any loss suffered by such End User) and the grounds for the Claim are attributable to a breach by the Operations Consultancy Service Provider of the terms of this Agreement.

(f)	The Owner shall use reasonable endeavours to consult with the Operations Consultancy Service Provider when negotiating the terms of a Proposed End User Agreement.

3.18	Condition of Site and Facilities

(a)	Except as expressly provided in this Clause 3.17, on and CDCO, the condition of the Facilities shall be the sole responsibility of the Operations Consultancy Service Provider. Accordingly (without prejudice to any other obligation of the Operations Consultancy Service Provider under this Agreement), the Operations Consultancy Service Provider shall be deemed to have, prior to the commencement of CDCO, taken such steps as it may consider appropriate to verify that as at the commencement of CDCO, the Facilities (or such part thereof) are in a good, sound, clean and staunch condition.

(b)	Except as expressly provided in this Clause 3.17(f)3.17, the Operations Consultancy Service Provider shall not be entitled to any Claim, or other relief hereunder in relation to the content, design, method of manufacture, erection or commissioning of, or source of, the Facilities or any part thereof, as at the commencement of CDCO (excepting events and circumstances that give rise to an Owner right to bring warranty claims against the EPC Contractor under the EPC Contract and that impact materially on the performance of the Services).

(c)	Prior to the expiry of the Defects Liability Period, the Operations Consultancy Service Provider and the Owner shall jointly undertake an inspection to identify any Construction Defects.

(d)	The Operations Consultancy Service Provider shall promptly notify the Owner of all defects discovered in the Facilities or any part thereof during the Term.

(e)	If a notice is received under Clause 3.17(e), the Owner shall determine whether the defect is a Construction Defect and notify the Operations Consultancy Service Provider accordingly. For the avoidance of doubt, the onus of proving that the defect is a Construction Defect shall be on the Operations Consultancy Service Provider.

(f)	If the Owner determines under Clause 3.17(e) that a defect is a Construction Defect, to the extent that the existence of the Construction Defect has a material adverse effect on the performance of the Services under the Agreement, the Owner shall carry out such works as may be needed to remedy the relevant Construction Defect, including, at the option of the Owner:

(i)	issuing the Owner’s instruction in relation to an Additional Service for the Operations Consultancy Service Provider to remedy the relevant Construction Defect in accordance with the provisions of Clause 18.2. ;

(ii)	using its own resources, contractors, agents or Owner Related Party (“Owner’s Remedial Works Contractor”) to carry out the remedial works in respect of the Construction Defect, including, for the avoidance of doubt, the option of the Owner to engage the EPC Contractor to carry out such remedial works during the Defects Liability Period, in which case the Operations Consultancy Service Provider shall:

(1)	provide unrestricted access and all reasonable assistance to the Owner, the Owner’s Remedial Works Contractor and / or the EPC Contractor (as the case may be) to the Site and / or the Facilities for the performance of the remedial works;

(2)	use all reasonable endeavours to ensure that it does not hinder or impede the remedial works carried out by the Owner, the Owner’s Remedial Works Contractor and / or the EPC Contractor (as the case may be); and

(3)	to the extent that the carrying out of such remedial works directly causes the Operations Consultancy Service Provider to be unable to perform any part of the Services, be entitled to relief from its obligation to perform such part of the Services under this Agreement.

(g)	If the Owner determines under Clause 3.17(e) that a defect is not a Construction Defect (“Non-Construction Defect”), the Operations Consultancy Service Provider shall promptly carry out such works as may be needed to remedy the relevant Non-Construction Defect within a reasonable period taking into account the nature of the works. For the avoidance of doubt, the cost of any such remedial works, shall be handled in accordance to Clause 11.1 (b)

(h)	Nothing contained in this Clause 3.17 shall restrict the ability of the parties to refer any matter set out in this Clause 3.17 for determination in accordance with Clause 19, including, for the avoidance of doubt, the ability of the Operations Consultancy Service Provider to refer the issue of whether a Construction Defect has occurred for determination in which case, the Operations Consultancy Service Provider acknowledges and agrees that the onus shall be on the Operations Consultancy Service Provider to prove that the defect so occurred is a Construction Defect.

3.19	General Operations Consultancy Service Provider Covenants

The Operations Consultancy Service Provider undertakes that during the Term, the Operations Consultancy Service Provider shall inform the Owner, promptly upon the Operations Consultancy Service Provider becoming aware of:

(a)	any pending or threatened, action, suit, investigation, arbitration or other proceeding that could impair the ability of the Operations Consultancy Service Provider to perform the Services under this Agreement;

(b)	writs, judgments, injunctions, decrees or similar orders of any Governmental Authority outstanding against the Operations Consultancy Service Provider which would adversely affect its occupancy, use, operation or maintenance of the Facilities;

(c)	any notice of any violation or potential violation of any Law received by the Operations Consultancy Service Provider pertaining to or affecting or that would adversely affect its occupancy, use and operation of the Facilities;

(d)	any notice of any adverse Claim by any person in respect of the ownership by the Facilities or any interest in the Facilities; or

(e)	any circumstance that results or will result in the Operations Consultancy Service Provider being unable to perform the Service in accordance with the terms of this Agreement (with a view that the parties may then discuss the appropriate measures which may be taken to minimise or prevent such circumstance).

4.	General Responsibilities Of The Owner

4.1	Information

The Owner shall furnish or, where applicable arrange for others to supply to the Operations Consultancy Service Provider:

(a)	Not Used

(b)	any and all directions, notices and other communications which the Owner may from time to time receive from any Governmental Authority which are relevant to the performance of the Services or which relate to any Authorisations.

The Operations Consultancy Service Provider shall fulfil the obligations arising from any information, directions, notices and other communications to be furnished by the Owner under this Clause 4.1.

Without prejudice to Clauses 3.2 and 3.3, in the event and only to the extent that such information, directions, notices and other communications, provided by the Owner to the Operations Consultancy Service Provider after the Signing Date, impose on the Operations Consultancy Service Provider any new obligations or modify any existing obligations of the Operations Consultancy Service Provider under this Agreement and provided that:

(c)	the additional or modified obligations:

(i)	are due to reasons beyond the reasonable control of the Operations Consultancy Service Provider; and

(ii)	were not reasonably foreseeable at the Signing Date by an experienced operator performing services similar to the Services;

(d)	such additional or modified obligations have directly caused a material increase in the actual Cost of and time for performing the Services; and

(e)	the Operations Consultancy Service Provider uses its best endeavours to mitigate such increase in the actual Cost of or time for performing the Services,

the Parties shall review the terms and conditions of this Agreement expeditiously and in good faith to agree on the scope of the Additional Services (if any) to be provided by the Operations Consultancy Service Provider.

4.2	Access to Site and Facilities

On and from the CDCO (or such later time as the Owner may, in its discretion, notify the Operations Consultancy Service Provider), the Owner shall afford to the Operations Consultancy Service Provider non-exclusive access to the Site and the Facilities free of charge. Such access and possession shall be afforded on a fully revocable licence basis.

4.3	Owner Taxes

The Owner shall be responsible for the payment of corporation taxes levied on the Owner itself.

5.	Not Used

6.	Payment

6.1	Invoices for Payment

(a)	Amounts properly due and payable under this Agreement to the Operations Consultancy Service Provider shall be paid within 14 days from the date of Operations Consultancy Service Provider’s invoice.

(b)	The Owner shall not withhold payment of any fee properly due to the Operator without giving the Operator a notice of his intention to withhold payment, with reasons, no later than ten (10) days prior to the date on which the fee payment becomes due. If such notice of an intention to withhold payment is not given to the Operator, then the Operator shall have the right to obtain the payment.

6.2	Manner of Payment

Unless otherwise agreed to by the parties, all payments under this Agreement shall be made in United Arab Emirates Dirhams by electronic transfer of funds for value on the day in question to the bank account of the recipient (located in the United Arab Emirates) specified in the relevant invoice, quoting the invoice number against which payment is made.

6.3	Set-Off

No provision of this Agreement shall operate to exclude or restrict any right available to the Owner to make set-off against, withholding from or abatement against any sums due from the Owner to the Operator under this Agreement to the extent recoverable under this Agreement. Withholding of payment by the Owner shall subject to the condition specified under Clause 6.1 (b).

7.	Key Performance Indicators

7.1	General Obligations

(a)	Without prejudice to Clause 3.2, Annex A of Schedule 1 (Scope of Services) sets out a description of the standards required for performance of the Services by the Operations Consultancy Service Provider on and from the commencement of the second (2nd) Contract Year.

(b)	On and from the second (2nd) Contract Year until the Expiry Date, in addition to the standards for performance of the Services set out in Clause 3.2 and the other requirements set out in this Agreement, the Operations Consultancy Service Provider shall provide the Services in such a manner that ensures that the Key Performance Indicators are achieved.

7.2	Owner – Technical Audit and Monitoring

Notwithstanding Clause 3.12, upon completion of the first (1st) Year of Operations, the Owner may (acting reasonably) carry out technical audits of the standards of performance of the Services by the Operations Consultancy Service Provider at regular intervals and may undertake its own periodic performance monitoring and spot checks in order to determine the Key Performance Indicators which shall be achieved by the Operations Consultancy Service Provider in the provision of the Services on and from the second (2nd) Contract Year until the Expiry Date. The Operations Consultancy Service Provider shall assist the Owner in carrying out such technical audits, spot checks and monitoring, and where requested by the Owner, the Operations Consultancy Service Provider shall procure that any relevant Sub-Contractor also provides such assistance to the Owner. The Operations Consultancy Service Provider shall co-operate and shall procure that any relevant Sub-Contractor co-operates with the Owner including providing the Owner with all the technical information and documentation which it reasonably requires in connection with its right under this Clause 7.2.

7.3	Benchmarking of Key Performance Indicators

(a)	Upon completion of the first (1st) Year from the date of commencement of Operations, the Owner shall undertake a benchmarking exercise to determine the Key Performance Indicators to be achieved by the Operations Consultancy Service Provider in the provision of the Services and the Performance Points allocated for the achievement/failure to achieve each Key Performance Indicator (“Benchmarking Exercise”). The Operations Consultancy Service Provider shall assist the Owner in the Benchmarking Exercise, including providing relevant information in relation to the operation of similar facilities by the Operations Consultancy Service Provider.

(b)	Thereafter, the Owner shall again undertake a Benchmarking Exercise, at reasonable intervals to be agreed with the Operations Consultancy Service Provider (or if no agreement can be reached, the Owner shall be entitled to undertake a Benchmarking Exercise at three (3) yearly intervals throughout the Term). The operations Consultancy Service Provider shall assist the Owner in the Benchmarking Exercise

(c)	The purpose of the Benchmarking Exercise shall be to determine the level of Key Performance Indicators to be imposed on the Operations Consultancy Service Provider in the performance of the Services under this Agreement and the Performance Points allocated for the achievement/failure to achieve each Key Performance Indicator.

(d)	The Benchmarking Exercise shall be carried out by comparing the standards of performances, specifications and scope of the Services carried out by the Operations Consultancy Service Provider with the best practices adopted by financially reputable and sound operators performing similar terminalling and storage services, including underground and above-ground terminalling and storage services.

(e)	For the avoidance of doubt, the Owner in its sole discretion shall determine the results of the Benchmarking Exercise.

(f)	The Owner shall promptly make the results of the Benchmarking Exercise available to the Operations Consultancy Service Provider along with any consequent adjustments (if any) to Schedule 1 (Scope of Services) (in particular, the Measures, Targets and/or Performance Points (as set out in Annex A of Schedule 1 (Scope of Services)) required to reflect the Key Performance Indicators to be imposed on the Operations Consultancy Service Provider in the performance of the Services.

7.4	Failure to achieve the key performance indicators

(a)	Within five (5) Business Days of receipt of notice from the Owner that the Operations Consultancy Service Provider has failed to achieve a Key Performance Indicator within any Contract Year, the Operations Consultancy Service Provider shall prepare a plan which details the remedial action that the Operations Consultancy Service Provider will take to ensure that there is not a further failure to achieve the relevant Key Performance Indicator.

(b)	Within fourteen (14) Business Days of receipt of notice from the Owner that the Operations Consultancy Service Provider has failed to achieve the Key Performance Indicator as referred to in Clause 7.4(a), the Operations Consultancy Service Provider shall have undertaken such remedial action as is necessary to ensure that the Key Performance Indicator is not breached again.

8.	Option to Review and Option to Extend

8.1	No later than three (3) Months prior to the end of the second (2nd) Contract Year, the Owner may:

(a)	meet with the Operations Consultancy Service Provider to review; and

(b)	upon agreement by the parties, amend,

the Agreement in order to take into account changes to market conditions that significantly affect the parties’ rights and obligations under the Agreement, to the extent that the effect on those rights and obligations cannot, in the opinion of the Owner, be dealt with by the Additional Services procedure set out in Clause 18.2.

8.2	If, at any time during the Term, the Owner decides to proceed with the further development of the Facilities, prior to the commercial operation of the Facilities, the Owner may (but shall not be obliged to do so) grant the Operations Consultancy Service Provider the option from the Operations Consultancy Service Provider to provide the operation services in respect of the expanded Facilities, upon substantially the same terms and conditions as contained in this Agreement and at a fee to be agreed between the Owner and the Operations Consultancy Service Provider. For the avoidance of doubt, nothing in this Clause 8.2 amounts to an obligation on the part of the Owner to proceed with the further development of the Facilities.

9.	Representations, Warranties and Covenants

9.1	As at the Signing Date, the Operations Consultancy Service Provider represents and warrants to the Owner (and shall promptly notify the Owner in writing if any of the representations and warranties given by it ceases to be true in any material respect) that:

(a)	Power and Authority

(i)	The Operations Consultancy Service Provider is duly organised, validly existing and in good standing under the Laws of the United Arab Emirates and has the right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(ii)	The execution of, delivery of and performance under this Agreement by the Operations Consultancy Service Provider have been duly authorised by all necessary corporate action of the Operations Consultancy Service Provider, and this Agreement constitutes the valid, binding and enforceable obligation of the Operations Consultancy Service Provider.

(iii)	Every Authorisation of any Governmental Authority or third party required with respect to the Operations Consultancy Service Provider in connection with its execution and delivery of, and performance of its obligations under, this Agreement has been obtained, other than those that are not required at the time this representation is made or deemed to be repeated.

(b)	No Conflict

The execution and delivery of this Agreement by the Operations Consultancy Service Provider, and the performance by the Operations Consultancy Service Provider of its obligations under this Agreement do not and will not in any material respect violate, conflict with or result in a breach of any decree, memorandum and/or articles of incorporation, charter, by-law or Law, to which the Operations Consultancy Service Provider is a party or by which the Operations Consultancy Service Provider or any of its properties are bound, such that the Operations Consultancy Service Provider’s ability to perform the Services would be materially impaired.

(c)	No Litigation

There is no suit, action or proceeding now pending or (to the best of the Operations Consultancy Service Provider’s knowledge) threatened against the Operations Consultancy Service Provider before any court or administrative body or tribunal that could reasonably be expected to affect the ability of the Operations Consultancy Service Provider to perform its obligations under this Agreement.

(d)	Skills

The Operations Consultancy Service Provider, its employees, agents and independent contractors and the Sub-Contractors at all times are duly licensed at Law (where required) and shall be skilled, qualified and experienced to exercise all due care and diligence in the performance of its obligations under this Agreement.

(e)	No reliance

(i)	The Operations Consultancy Service Provider has relied solely on its own investigations, enquiries and calculations in respect of:

(1)	the Owner’s requirements for this Agreement; and

(2)	the accuracy of any information provided by the Owner or the Owner’s other contractors.

(ii)	In entering into this Agreement, the Operations Consultancy Service Provider acknowledges and agrees that the Owner has not made any representation, given any advice or given any warranty or undertaking of any kind in respect of any matter relevant to the Operations Consultancy Service Provider’s decision to enter into this Agreement.

(f)	Laws and Business Practices

The Operations Consultancy Service Provider has knowledge of all of the Laws and business practices that must be followed in performing the Services and the Services will be in conformity with such requirements and practices and in compliance with all Laws and applicable Authorisations.

(g)	Financial Solvency

The Operations Consultancy Service Provider is financially solvent, able to pay its debts as they mature, and possessed of sufficient working capital to complete its obligations under this Agreement.

(h)	Operations Consultancy Service Provider’s Abilities

The Operations Consultancy Service Provider is able to furnish the stocks, tools, materials, supplies, equipment, labour and Services needed for the operation of the Facilities, and is competent to perform the Services.

(i)	EPC Contract and other Contracts with the Owner’s Related Parties

The Operations Consultancy Service Provider is fully familiar with the terms and conditions of the EPC Contract and the contracts between the Owner and the Owner’s Related Parties in relation to the Facilities, specifically with respect to the technical requirements set forth therein, and the process for transferring the Facilities from the control of the EPC Contractor or the relevant Owner Related Party (as the case may be) to the Owner’s control, and there are no terms and conditions contained in such contract that will hinder or obstruct the Operations Consultancy Service Provider’s ability to perform its obligations under this Agreement. The Operations Consultancy Service Provider shall be deemed to assume control of the Facilities on and from such time as control of the Facilities is transferred from EPC Contractor or the relevant Owner Related Party (as the case may be) to the Owner. However, all liabilities of the EPC Contract such as the Patent Liability and Latent Liability shall survive and exist, irrespective of the engagement of the Operations Consultancy Service Provider.

(j)	Operations Consultancy Service Provider’s Intellectual Property

The Operations Consultancy Service Provider owns, has obtained licences to use, or will own or will obtain licences to use, at the relevant time, all Intellectual Property Rights and Proprietary Information necessary to perform the Services and to carry on its business as presently conducted and presently planned to be conducted and that the performance of the Services by Operations Consultancy Service Provider under this Agreement will not infringe or conflict with any other person’s Intellectual Property Rights. The Operations Consultancy Service Provider further has the right to use all Intellectual Property Rights and Proprietary Information first discovered or developed by the Operations Consultancy Service Provider during the course of performing its obligations under this Agreement.

(k)	Site and Conditions

The Operations Consultancy Service Provider has ascertained and fully understood, and assumes all the risks associated with each of the following:

(i)	the nature and location of the Site;

(ii)	the character and accessibility of the Site and its surrounding areas, all ground, geotechnical, soil and subsurface conditions and structures (including artefacts) in, above or under the Site; and

(iii)	the availability of lay-down areas for equipment and tools, the availability of facilities and utilities, the location and character of existing or adjacent work or structures and the conditions of any roads in the vicinity of the Site.

9.2	Continuing Representations and Warranties

(a)	The representations and warranties in Clause 9.1 are deemed to be repeated by the Operations Consultancy Service Provider on the commencement of each Contract Year until the expiry or earlier termination of this Agreement with reference to the facts and circumstances existing at that time.

(b)	The Operations Consultancy Service Provider shall promptly notify the Owner in writing if any of the warranties or representations given by it in Clause 9.1 ceases to be true in any material aspect.

10.	Owner’s Rights

10.1	Site Security

(a)	The Owner shall have the right to refuse admittance to, or order the removal from, the Facilities, of any person employed by (or acting on behalf of) the Operations Consultancy Service Provider whose presence, in the Owner’s opinion, is not a fit and proper person to be on the Facilities.

(b)	Any action taken under Clause 10.1(a) shall forthwith be confirmed in writing by the Owner to the Operations Consultancy Service Provider, and to avoid doubt, shall not relieve the Operations Consultancy Service Provider of any of its obligations under this Agreement.

(C)	The decision of the Owner as to whether any person is to be refused admission shall be final and conclusive.

11.	Insurances

11.1	Owner Insurance

(a)	The Owner shall, at its own cost, procure that the insurances, details of which are set out Schedule 4 (Insurance Requirements) (the “Owner Insurances”), are taken out prior to the commencement of the Initial Term, or as otherwise specified in Schedule 4 (Insurance Requirements), and are main for the periods specified in Schedule 4 (Insurance Requirements).

(b)	The Operations Consultancy Service Provider shall assist in obtaining insurance quotations, specifying the scope of coverage and limit of insurance in addition to required renewals as may be needed from time to time

(c)	The Owner shall ensure that the Owner Insurances procured shall cover all potential / operational / third party / other risks and losses adequately; however the scope of the aforementioned coverage will be provided and advised to the Owner by the Operations Consultancy Service Provider and under its obligations. The Operations Consultancy Service Provider shall provide adequate and timely support.

(d)	The Owner shall maintain all Insurances at all times.

12.	Indemnification

12.1	The Operations Consultancy Service Provider shall indemnify, defend and hold harmless the Owner and Owner’s Related Parties including its Shareholders, Board of Directors, Management and Staff from and against any and all Claims made against and Loss suffered by them, as follows:

(a)	arising from loss of or damage to real or personal property of any third party (including any End-User) or death of or injury to any third party (including any End-User) that arises out of or is in any manner connected with the performance of the Services or this Agreement;

(b)	under every applicable Environmental Law arising out of the condition of the Site or the Operations Consultancy Service Provider’s operation of the Facilities (including the discharge, release, storage, treatment, generation, pollutants or other toxic or hazardous substances from the Facilities, the contamination of the soil, air, surface water or groundwater at or around the Site or any pollution, abatement, replacement, removal or other decontamination or monitoring obligations) except to the extent where such Claim or Loss arises out of the condition of the Site or Facilities (or part thereof) existing as at the CDCO;

(c)	arising from the Operations Consultancy Service Provider’s non-compliance with any Authorisation or any notice or direction of a Governmental Authority;

(d)	under any Law arising out of the Operations Consultancy Service Provider’s management, operation, and maintenance of the Facilities;

(e)	arising from the breach of any third party’s Intellectual Property Rights (where provided by or on behalf of the Operations Consultancy Service Provider);

(f)	for any physical loss of or damage to the Facilities or any assets or property of the Owner or any other of the Owner’s Related Party arising by reason of any act or omission of the Operations Consultancy Service Provider;

(g)	in the event that any End-User asserts or exercises any right against the Owner under or in connection with the End-User Agreement in regard to any matter in respect of which the Owner is entitled to assert a right against the Operations Consultancy Service Provider under or in connection with this Agreement;

(h)	arising out of the Operations Consultancy Service Provider bring any action against third parties (including the End-Users); and

(i)	for any demurrage Claims.

except to the extent that the Loss or Claim is attributable to the gross negligence or willful misconduct of, or breach of the Agreement by, the Owner or any of the Owner’s Related Party.

13.	Limitations On Liability

(a)	Neither party shall be liable to the other party for any Indirect Losses.

(b)	The limitation in Clauses 13(a) does not apply in respect of any gross negligence or willful breach of this Agreement on the part of the Operations Consultancy Service Provider.

(c)	The limitation in Clause 13(a) does not apply in respect of any Claim or Loss suffered by the Owner or any of the Owner’s Related Party in accordance with Clause 12.1(b).

(d)	The parties agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed in this Agreement shall survive termination or expiry of this Agreement, and shall apply at all times, whether in contract, equity, tort or otherwise, regardless of the fault, negligence (in whole or in part), strict liability, breach of contract or breach of warranty of the party indemnified, released or whose liabilities are limited, and shall extend to the partners, principals, directors, officers and employees, agents and related or affiliated entities of such party, and their partners, principals, directors, officers, and employees.

14.	Events Of Default And Default Termination

14.1	Operations Consultancy Service Provider Events of Default

(a)	Each and any one of the following events shall be an Operations Consultancy Service Provider event of default (“Operations Consultancy Service Provider Event of Default”):

(i)	the Operations Consultancy Service Provider breaches any Law which has an adverse and material effect on its ability to perform its obligations under this Agreement;

(ii)	the Operations Consultancy Service Provider ceasing to provide all or a substantial part of the Services to the Owner in accordance with this Agreement;

(iii)	the Operations Consultancy Service Provider or any person employed by it or acting on its behalf:

(1)	has offered or given or agreed to give to any person, any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any action in relation to the obtaining or execution of this Agreement, or for showing or forbearing to show favour or disfavour to any person in relation to this Agreement; or

(1)	shall have committed any offence under the legislation governing bribery and anti-corruption which is applicable in the United Arab Emirates;

(iv)	the Operations Consultancy Service Provider uses the Facilities for a the Operations Consultancy Service Provider breaches Clause 25.1(a); A (purpose not permitted under this Agreement;

(v)	the Operations Consultancy Service Provider breaches Clause 25.1(a);

(vi)	the Operations Consultancy Service Provider materially breaches or contravenes any provision of this Agreement;

(viii)	the Operations Consultancy Service Provider commits a breach of its obligations under this Agreement which results in the criminal investigation, prosecution and conviction of the Operations Consultancy Service Provider or the Owner under all applicable Health and Safety Laws;

(ix)	the Operations Consultancy Service Provider commits a breach of its obligations under this Agreement which results in, constitutes, causes or contributes to a breach by the Owner of any of its obligations under any of the End-User Agreements or give rise to any liability of the Owner to any of the End-Users; or

(x)	the Operations Consultancy Service Provider suffers an Insolvency Event.

(b)	The Operations Consultancy Service Provider shall notify the Owner of the occurrence, and details, of any Operations Consultancy Service Provider Event of Default and of any event or circumstance which is likely, with the passage of time or otherwise, to constitute or give rise to an Operations Consultancy Service Provider Event of Default, in either case promptly on the Operations Consultancy Service Provider becoming aware of its occurrence.

(c)	On the occurrence of an Operations Consultancy Service Provider Event of Default, or within a reasonable time after the Operations Consultancy Service Provider becomes aware of the same, and while the same is subsisting, the Owner may:

(i)	in the case of Operations Consultancy Service Provider Events of Default referred to in Clauses 14.1(a)(iii), 14.1(a)(iv), 14.1(a)(v), 14.1(a)(vi) and 14.1(a)(x), terminate this Agreement with immediate effect and in its entirety by notice in writing to the Operations Consultancy Service Provider; and

(ii)	in all other cases, serve notice of default on the Operations Consultancy Service Provider requiring the Operations Consultancy Service Provider to remedy the Operations Consultancy Service Provider Event of Default referred to in such notice of default (if the same is continuing) within thirty (30) Business Days of such notice of default (“Operations Consultancy Service Provider’s Cure Period”). In the event that any such Operations Consultancy Service Provider Event of Default is not remedied before the expiry of the Operations Consultancy Service Provider’s Cure Period, the Owner may terminate this Agreement with immediate effect and in its entirety by written notice to the Operations Consultancy Service Provider.

14.2	Owner Events of Default

(a)	Each and any one of the following events shall be an Owner event of default (“Owner Event of Default”):

(i)	the Owner breaches any Law which has an adverse and material effect on its ability to perform its obligations under this Agreement

(ii)	Not used;

(iii)	the Owner materially breaches or contravenes any provision of this Agreement;

(iv)	a breach of the Owner’s obligation to take all relevant Owner Insurances provided that such breach was not caused by the Operations Consultancy Service Provider’s breach of its obligation to provide the Owner with the needed support and scope of insurance type and coverage in a timely manner;

(v)	the failure by the Owner to make any payment under this Agreement forty five (45) Calendar Days after it has become due and payable; or

(vi)	the Owner suffers an Insolvency Event;

(b)	The Owner shall notify the Operations Consultancy Service Provider of the occurrence, and details, of any Owner Event of Default and of any event or circumstance which is likely, with the passage of time or otherwise, to constitute or give rise to an Owner Event of Default, in either case promptly on the Owner becoming aware of its occurrence.

(c)	On the occurrence of an Owner Event of Default, or within a reasonable time after the Operations Consultancy Service Provider becomes aware of the same, and while the same is still subsisting, the Operations Consultancy Service Provider may serve notice on the Owner of the occurrence (and specifying details) of such Owner Event of Default. If the relevant matter or circumstance has not been rectified or remedied by the Owner (or otherwise) within thirty (30) Calendar Days of such notice, the Operations Consultancy Service Provider may serve a further notice to the Owner terminating this Agreement with immediate effect.

(d)	On the occurrence of an Owner Event of Default, or within a reasonable time after the Owner becomes aware of the same, and while the same is subsisting, the Operations Consultancy Service Provider may:

(i)	in the case of Owner Events of Default referred to in Clause 14.2(vi), terminate this Agreement with immediate effect and in its entirety by notice in writing to the Owner; and

(ii)	in all other cases, serve notice of default on the Owner requiring the Owner to remedy the Owner Event of Default referred to in such notice of default (if the same is continuing) within thirty (30) Business Days of such notice of default (“Owner’s Cure Period”). In the event that any such Owner Event of Default is not remedied before the expiry of the Owner’s Cure Period, the Operations Consultancy Service Provider may terminate this Agreement with immediate effect and in its entirety by written notice to the Owner.

(e)	The Operations Consultancy Service Provider shall not exercise or, purport to exercise any right to terminate this Agreement (or accept any repudiation of this Agreement) except as expressly set out in this Agreement.

15.	Non Default Termination And Extension

15.1	Force Majeure

Either the Owner or the Operations Consultancy Service Provider may terminate this Agreement by notice (“Force Majeure Termination Notice”) where an event of Force Majeure prevents the performance by the Affected Party of any of the Affected Party’s obligations under this Agreement for a continuous period of nine (9) Months provided always that:

(a)	the effect of the relevant event of Force Majeure continues to prevent either party from performing any material obligation under this Agreement; and

(b)	this Agreement shall terminate on the date falling thirty (30) Business Days after the receipt of the Force Majeure Termination Notice by either the Owner or the Operations Consultancy Service Provider.

Terminal, staff (at a cost of AED 500,000 “Five Hundred Thousand United Arab Dirhams”), manuals, systems, records and any related assets to be handed over to the Owner on an immediate affect.

15.2	Non-Default Termination by the Owner

At any time during the Term, the Owner shall be entitled to terminate this Agreement:

(a)	by written notice to the Operations Consultancy Service Provider (“Non-Default Termination Notice”) in the event of the occurrence of one or more of the following events:

(i)	the Facilities become unfit in any way to be used as a storage facility for storage of hydrocarbon product due to any cause beyond the control of the Owner or the Operations Consultancy Service Provider; or

(ii)	the Facilities cease to be approved by the relevant Governmental Authority as a storage facility for the storage of hydrocarbon product; and

(b)	by written notice to the Operations Consultancy Service Provider if the Service Provider’s performance was unsatisfactory to the Owner,

and the Agreement shall terminate on the date falling forty five (45) Business Days after serving the Non-Default Termination Notice to the Operations Consultancy Service Provider.

15.3	Expiry and Extension

(a)	Upon the expiry of the Initial Term, this Agreement shall be renewed for a period of the Renewal Term provided that prior to the extension of the Initial Term, or any Renewal Term (as the case may be):

(i)	the Owner has given notice to the Operations Consultancy Service Provider, at least three (03) Months prior to the expiry of the Initial Term, or any Renewal Term (as the case may be) that the Agreement will be renewed;

(ii)	there shall be no existing breach of any of the Operations Consultancy Service Provider’s obligations required to be performed under this Agreement; and

(iii)	the parties shall:

(1)	commence discussions on the terms for renews (including the revised Term Fee payable) at two (2) months prior to relevant prevailing Expiry Date; and

(2)	agree to the terms for renewal at least two (02) months prior to the relevant prevailing Expiry Date (“Renewal Agreement Date”). The failure of the parties to agree to the terms for renewal by the. Renewal Agreement Date shall entitle, but not oblige the Owner to appoint the New Operations Consultancy Service Provider to perform the Services.

In the event if the Owner decides to terminate the Contract upon completion of 2 years, then the Owner shall notify the Operations Consultancy Service Provider of their intention, at least 2 months prior to the expiry of the Contract.

16.	Effect Of Termination

16.1	Operations Consultancy Service Provider Event of Default

a.	The Operations Consultancy Service Provider shall take responsibility due to such an event, such that the Owner’s Losses are minimised, and the Terminal shall be brought back to operable condition, without putting any additional Cost on the Owner, subject to Clause 11.1.

b.	Terminal, Staff, Manuals, Systems, Records and any related assets to be handed over to the Owner on an immediate effect without putting any additional cost on the Owner.

16.2	Owner Event of Default Non Default Termination by the Owner

Where termination of this Agreement occurs:

(a)	following an Owner Event of Default / Non-default Termination by the Owner the Owner shall be liable to pay to the Operations Consultancy Service Provider, in addition to any Term Fee otherwise owing to the Operations Consultancy Service Provider at the Termination Date, the actual, reasonable and proper costs to the Operations Consultancy Service Provider of demobilisation from the Site and termination of the Sub-Contracts entered into by the Operations Consultancy Service Provider for performance of the Services provided always that the Operations Consultancy Service Provider shall take reasonable steps to mitigate such costs (and without in any way limiting the foregoing, the Facilities, all staff (at a cost of AED 500,000 “Five Hundred Thousand United Arab Dirhams”), manuals, systems, records and any related assets shall be immediately handed over to the Owner).

16.3	Continued Operation Option

Notwithstanding any termination of this Agreement or expiry of the Term, the Owner shall have the right:

(a)	on the termination or expiry of this Agreement, and for a reasonable period both before and after any such event; or

(b)	in the event of any failure of the parties to agree to the terms for renewal by the Renewal Agreement Date under Clause 15.4 prior to the relevant prevailing Expiry Date,

to require that the Operations Consultancy Service Provider at reasonable cost (as agreed with the Operations Consultancy Service Provider) (where applicable as the case may be) to the Owner:

(c)	takes any and all steps as the Owner shall reasonably deem necessary so as to ensure the continued operation of the Facilities; and

(d)	co-operates fully with the Owner, the New Operations Consultancy Service Provider or any successor providing to the Owner services in the nature of any of the Services or any part of the Services in order to achieve a smooth transfer of the manner in which the Owner obtains services in the nature of the Services and to avoid or mitigate in so far as reasonably practicable any inconvenience or any risk to the health and safety of the Owner, any Owner Related Party, any New Operations Consultancy Service Provider, any End-User. For the purposes of this Clause 0, the meaning of the term “co-operate” shall include:

(i)	liaising with the Owner and / or the New Operations Consultancy Service Provider, and providing reasonable assistance and advice concerning the Services and their transfer to the Owner or to such New Operations Consultancy Service Provider; and

(ii)	allowing any New Operations Consultancy Service Provider access (at reasonable times and on reasonable notice) to the Site and Facilities but not so as to interfere with or impede the provision of the Services by the Operations Consultancy Service Provider.

16.4	Operations Consultancy Service Provider Duties on Expiry or Termination of the Agreement

(a)	In the event of the earlier termination of the Agreement for any reason whatsoever, or the expiry of the Term:

(i)	the Operations Consultancy Service Provider shall forthwith remove all its equipment and tools (if required by the Owner, though if required the Owner may retain the Operations Consultancy Service Provider’s personnel at the price agreed by both Parties) from the Facilities and give the Owner vacant possession of the Facilities;

(ii)	if the Owner so elects, the Operations Consultancy Service Provider shall procure that any relevant Sub-Contract shall be novated or assigned to the Owner, or if required by the Owner, the New Operations Consultancy Service Provider. In the event the parties fail to agree to the terms for renewal by the Renewal Agreement Date under Clause 15.4, the Operations Consultancy Service Provider shall, if the Owner so elects, procure that any relevant Sub-Contract shall be novated or assigned to the New Operations Consultancy Service Provider prior to the relevant prevailing Expiry Date;

(iii)	the Operations Consultancy Service Provider shall procure that the benefit of all manufacturer’s warranties used or made available by the Operations Consultancy Service Provider under this Agreement and included in the Facilities are assigned, or otherwise transferred, to the Owner and / or New Operations Consultancy Service Provid applicable) with full title guarantee;

(iv)	the Operations Consultancy Service Provider shall deliver the documents and information it is required to provide in a with Clause 3.6 except where such documents are required by Law to be retained by the Operations Consultancy Service Provider or Sub-Contractors (in which case complete copies shall be deliver Owner);

(v)	the Operations Consultancy Service Provider shall leave the Facilities in good and safe working order, such that the Facilities may continue to be operated in accordance with Good Industry Practice. The Owner may perform any inspections, tests or expert appraisals it considers necessary with a view to check that the Facilities are in good and safe working order;

(vi)	the Operations Consultancy Service Provider shall yield up the Site in a clean (free from rubbish and waste) and good state of repair with normal wear and tear excepted.

(vii)	all outstanding unpaid invoices rendered by the Operations Consultancy Service Provider shall become payable by the Owner from the Termination Date and all costs, expenses and fees in respect of Services rendered prior to termination but for which an invoice has not been submitted shall be payable upon submission of the invoice.

(b)	The costs incurred by the Operations Consultancy Service Provider in carrying out its obligations under Clause 16.4 shall be borne by the Operations Consultancy Service Provider.

(c)	Notwithstanding Clause 16.4(a) above, where the termination of the Agreement occurs pursuant to Clause 15.2(a), the Owner shall appoint Third Parties to:

(i)	properly carry out, within the time stipulated by the Owner, all works necessary to decontaminate the Site and/or the Facilities; and

(ii)	reinstate and yield up the Site in a state and condition as may be required by the Owner or any Governmental Authority.

(d)	The costs of the Third Parties in carrying out the works mentioned under Clause 16.4(c) shall be borne by the Owner. The Operations Consultancy Service Provider may support the Owner to liaise with appropriate Third Parties.

16.5	Continuing Obligations

(a)	The expiry of the Term or termination of the Agreement shall not affect:

(i)	any accrued rights, obligations and liabilities of either party (and shall be without prejudice to any right conferred by Law on a party to recover damages or seek any other remedy in respect of any liability of the other party in connection with:

(1)	any breach committed by; or

(2)	event of default which occurred in relation to, such party); or

(ii)	the continuance in force of any provision of this Agreement which is not expressed to be contingent upon the continuance of the Term.

(b)	Notwithstanding Clause 16.5(a), the parties expressly acknowledge that Clauses 14 and 15 set out their exclusive rights to terminate the Agreement, and their exclusive rights, obligations, Claims and liabilities resulting frony termination. Any rights to terminate this Agreement, whether arising at Law or in equity, are hereby waived irrevocably by both parties.

17.	Handback Requirements

The provisions of Schedule 8 (Handback) shall apply on expiry of this Agreemnet

18.	Changes

18.1	Step-Changes in Technology

(a)	This Clause 18.1 applies if, as a result of a Step-Change in Technology, a significant reduction in operation and maintenance cost at the Facilities occurs.

(b)	If at any time during the Term, a Step-Change in Technology to which this Clause 18.1 applies occurs, the Operations Consultancy Service Provider must notify the Owner of that fact. If any time during the Term, the Owner considers that a Step-Change in Technology has occurred, it may notify the Operations Consultancy Service Provider of that fact.

18.2	Additional Services

(a)	The Owner may, at its discretion, instruct the Operations Consultancy Service Provider to undertake additional works at the Facilities (an “Additional Services”) and no Additional Services instructed by the Owner shall vitiate this Agreement.

(b)	The Operations Consultancy Service Provider shall, within twenty-one (21) Days of receiving the Owner’s instruction for the Additional Services under Clause 18.2(a), respond to the Owner with a written notice stating:

(i)	the steps the Operations Consultancy Service Provider proposes to take to implement the Additional Services giving such level of detail as is reasonable and appropriate in all the circumstances;

(ii)	any additional payment, which the Operations Consultancy Service Provider considers should be made under this Agreement in respect of implementing the Additional Services;

(iii)	any Authorisation which must be obtained or amended for the Additional Services to be implemented; and

(iv)	such amendments to the provisions of this Agreement which are necessary as a consequence of the Additional Services, the objective of such amendments being to ensure that (save for the obligation of the Owner to make payment in respect of the Additional Services or any other adverse consequence for the Owner arising from the Additional Services itself) the parties are in no better and no worse position than they would have been in if such Additional Services had not been implemented.

(c)	If the parties agree upon the matters stated in the Operations Consultancy Service Provider’s notice as aforesaid (including any agreed modifications thereto) then the Additional Services shall be implemented by the Operations Consultancy Service Provider on that basis and the Owner shall make such payments. Following such agreement, the Operations Consultancy Service Provider shall not be entitled to any further or other payments in respect of implementing that Additional Services.

(d)	If the parties fail to agree upon the matters stated in the Operations Consultancy Service Provider’s notice given, in respect of an Owner Variation, under Clause 18.2(b) the Owner may nevertheless instruct the Operations Consultancy Service Provider to proceed with implementing that Owner Variation. The Operations Consultancy Service Provider shall forthwith comply with such instruction and the matters not agreed may be referred to Clause 22.1.

19.	Force Majeure

19.1	For the purposes of this Agreement. “Force Majeure” means any such event or circumstance not within the reasonable control, directly or indirectly, of the party affected by it (“Affected Party”), resulting in or causing a total or significant failure of the Affected Party in the fulfilment of any of its obligations under this Agreement (other than payment of money), including but not limited to any of the following events or circumstances:

(a)	acts of war (whether declared or not), invasion or act of foreign enemy, in each case occurring within the United Arab Emirates;

(b)	acts of rebellion, riot, civil commotion, strikes of a political nature, sabotage of a political nature in each case occurring within the United Arab Emirates;

(c)	nuclear contamination (unless the Operations Consultancy Service Provider is the source of such nuclear contamination);

(d)	lightning, earthquake, tsunami, unusual flood, storm, cyclone, typhoon, tornado or other natural calamity or act of God;

(e)	epidemic or plague;

(f)	strikes, works to rule or go-slows (other than by employees of the party claiming the same as a Force Majeure or of any shareholders of such party, or by employees of any direct or indirect Affiliate, parent or subsidiary of any shareholder of such party); or

(g)	accidents, fire or explosions (except if such accidents, fire or explosions are caused by the fault or negligence of the party claiming this as Force Majeure), provided and only to the extent that the:

(i)	event, despite the exercise of reasonable diligence, cannot be or could not have been prevented, avoided or removed by the Affected Party;

(ii)	Affected Party took, or has taken, all reasonable precautions, due care and reasonable alternative measures in order to avoid the effect of such event on the Affected Party’s ability to perform its obligations under this Agreement and to mitigate the consequences of that event;

(iii)	event is or was not the direct or indirect result of the breach by the Affected Party of any of its obligations under this Agreement; and

(iv)	Affected Party has given the non-affected party (“Non-Affected Party”) notice in accordance with Clause 19.2.

19.2	An Affected Party must notify the Non-Affected Party in writing (“Force Majeure Notice”) of:

(a)	the date of commencement of the Force Majeure;

(b)	the nature and expected duration of the Force Majeure;

(c)	the anticipated effect of the Force Majeure on the performance of the obligations by the Affected Party; and

(d)	the actions to be taken in order to comply with requirements of this Clause 18.

19.3	The Force Majeure Notice must be sent by the Affected Party not later than fourteen (14) Business Days after the date on which the Affected Party first had knowledge of the effect of the Force Majeure, failing which, the Affected Party is not entitled to rely on this Clause 18.

19.4	The Affected Party must:

(a)	make all reasonable efforts to prevent and reduce to a minimum and mitigate the effect of any delay occasioned by any Force Majeure and to have recourse to alternate sources of services, equipment and materials and construction equipment; and

(b)	use its best efforts to ensure resumption of normal performance of this Agreement after the cessation of any Force Majeure as promptly as possible and otherwise perform its obligations in accordance with this Agreement.

19.5	Within fourteen (14) Business Days following the cessation of any Force Majeure, the Affected Party must submit to the Non-Affected Party reasonable proof of the nature of the delay and its effect upon the performance of the obligations of the Affected Party under this Agreement.

19.6	With respect to the Operations Consultancy Service Provider only, Force Majeure may be invoked only with respect to the part of the Facilities affected by the event and not with respect to any part of the Facilities not so affected.

19.7	Subject always to the provisions of Clause 19.4, the Affected Party shall be excused from performance and shall not be construed to be in default in respect of any obligation under this Agreement for so long as, and to the extent that, the failure to perform such obligation is due to Force Majeure. The Affected Party must continue to perform all of its obligations under this Agreement which is not affected by the Force Majeure.

19.8	The following events do not constitute Force Majeure (for purposes of this Agreement):

(a)	any order of a Governmental Authority issued for health or safety reasons by reason of any act or omission of the Operations Consultancy Service Provider requiring any act on the part of the Operations Consultancy Service Provider which limits the ability of the Operations Consultancy Service Provider to perform its obligations under this Agreement;

(b)	any failure by a party to reach agreement with any third party (including any End-User);

(c)	lack of funds for any reason or inability to use available funds due to any reason;

(d)	failure of either party to make any payment of money in accordance with its obligations under this Agreement;

(e)	late delivery of equipment, machinery, plant or materials caused by acts or omissions on the part of the Operations Consultancy Service Provider, its suppliers or Sub-Contractors;

(f)	late performance by the Operations Consultancy Service Provider Operations Consultancy Service Provider’s failure to engage qualified Sub-Contractors or suppliers, or to hire an adequate number of personnel or labour;

(g)	mechanical or electrical breakdown or failure of equipment, machinery or plant owned or operated by either party due to the manner in which such equipment, machinery or plant has been operated or maintained;

(h)	failure of either party to perform any of its obligations under this Agreement in accordance with the requirements hereof which contributed to the occurrence of Force Majeure; and

(i)	delays resulting from reasonably foreseeable unfavourable weather, reasonably foreseeable unsuitable ground or sea conditions or other similar reasonably foreseeable adverse conditions.

19.9	The Owner shall be relieved from its payment obligation under Clause 5 to the extent the Services have not been performed by the Operations Consultancy Service Provider due to Force Majeure.

20.	Intellectual Property Rights

20.1	The Operations Consultancy Service Provider owns or is licensed to use all Intellectual Property Rights and Proprietary Information:

(a)	owned by or (if not owned by the Operations Consultancy Service Provider) licensed to the Operations Consultancy Service Provider; and / or

(b)	first discovered or developed by the Operations Consultancy Service Provider during the course of performing its obligations under this Agreement.

20.2	The Operations Consultancy Service Provider grants to the Owner, a global, royalty-free, non-transferable, permanent, irrevocable, non-exclusive licence (including the right to grant royalty-free sub licences) to use the Intellectual Property Rights and the Proprietary Information referred to in Clause 20.1 in connection with the management, operation, and maintenance of the Facilities. This licence shall survive the termination of this Agreement for an unlimited period of time.

21.	Confidentiality

Each party shall hold, and shall ensure that its shareholders and Affiliates hold, in strict confidence from any other person (other than any such Affiliate) all documents and information concerning the other party or any of its Affiliates furnished to it or its advisors, consultants, subcontractors or agents by the other party in connection with this Agreement or the transactions contemplated hereby (“Confidential Information”), unless:

(a)	It is required by Law to communicate the Confidential Information to that third party, who is authorised by Law to receive it;

(b)	the Confidential Information is required to be disclosed in the case of any judicial or administrative process or by the rules of a stock exchange (including in connection with obtaining from Governmental Authorities the necessary approvals of this Agreement and the transactions contemplated hereby) or by other requirements of any applicable Law;

(c)	the Confidential Information is required to be disclosed in or pursuant to the offering statement provided to potential investors in the Owner; or

(d)	the Confidential Information is required to be disclosed in an action or proceeding brought by either party in pursuit of its rights or in the exercise of its remedies hereunder.

22.	Dispute Resolution

22.1	Negotiation

(a)	The parties shall attempt to resolve any dispute, controversy, or claim arising under, out of or relating to this Agreement and any subsequent amendments of this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, by negotiation between representatives who have authority to settle the dispute.

(b)	The negotiation phase described in Clause 22.1(a) above shall be initiated by either party giving the other written notice of the dispute (“Dispute Notice”). The Dispute Notice shall provide a short summary of the nature of the dispute and the name and position of the representative(s) who will represent that party in the negotiations. Within ten (10) Business Days of receipt of the Dispute Notice, the receiving party shall provide a short written summary of that party’s response to the claim and the name and position of the representative who will represent that party in the negotiations.

(c)	Within twenty (20) Business Days of receipt of the Dispute Notice, the representatives of both parties shall meet at a mutually acceptable time and place to attempt to resolve the dispute.

(d)	The negotiations shall be treated as without prejudice.

22.2	Arbitration

(a)	If, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation (referred to in Clause 21.1) within thirty-five (35) Business Days of the commencement of the mediation, such dispute, controversy or claim shall be referred to and finally resolved by arbitration under the DIFC-LCIA Arbitration Centre Rules (the “Rules”) which (save as modified by this Clause 21) are deemed to be incorporated by reference into this Clause 19. Capitalised terms used in this Clause 21 and not otherwise defined in this Agreement have the meanings given to them in the Rules.

(b)	The seat, or legal place, of arbitration shall be the Dubai International Financial Centre, Dubai, United Arab Emirates.

(c)	The number of arbitrators shall be three (3). The claimant(s) shall nominate one arbitrator and the respondent(s) shall nominate one arbitrator, in each case in accordance with the Rules. The third arbitrator, who will act as chairperson of the arbitral tribunal, shall be nominated jointly by the two co-arbitrators, provided that if the third arbitrator has not been so nominated within thirty (30) Business Days of the time-limit for service of the response, the third arbitrator shall be appointed by the LCIA Court.

(d)	The language to be used in the arbitral proceedings shall be English. An award made by the arbitral tribunal shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.

(e)	To the extent that the Operations Consultancy Service Provider may in any jurisdiction in which proceedings may be taken for the enforcement of this Agreement, claim for itself or its assets immunity from suit, enforcement or judgments or awards or other legal process under the laws of any relevant jurisdiction, the Operations Consultancy Service Provider hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity and consents in respect of any legal action or proceedings arising out of or in connection with this Agreement, to irrevocably waive and not to claim any immunity (or any defence based on immunity or sovereign status) from all forms of execution, enforcement or attachment against it or any of its property whatsoever.

(f)	Without prejudice to Clause 3.16, if any dispute referred to in Clause 22.2(a) above raises an issue, or arises out of a subject matter which in the Owner’s opinion, is similar, or relates in any way either to an issue raised in, or to the subject-matter of, any dispute (a “Related Dispute”), between:

(i)	the Owner and any other person with whom the Owner contracts; or

(ii)	the Owner and any End-User,

the parties hereto agree that any such Related Dispute may at the Owner’s option be referred to the arbitrator appointed pursuant to Clause 22.2(a) above, that the proceedings, including any hearings, may (at the Owner’s option) be conducted concurrently or consolidated.

(g)	If any Related Dispute has already been referred to arbitration pursuant to a provision substantially similar to Clause 22.2(a), the parties agree that any dispute referred to in Clause 22.2(a) may (at the Owner’s option) be referred to the arbitrator(s) appointed to determine any such Related Dispute and that the proceedings, including any hearings, may (at the Owner’s option) be conducted concurrently or consolidated.

22.3	Despite the provisions of this Clause 21, both parties must (subject to what may otherwise be provided for in this Agreement) continue performing their obligations under this Agreement during the duration of any dispute.

23.	Statutory Functions

Nothing contained in or implied by this Agreement has the effect of constraining the Owner or placing any fetter on its statutory rights, duties, powers and functions, including those contained or referred to in any Law.

24.	Consultation

24.1	In relation to:

(a)	any provision in any Proposed End-User Agreement concerning consultation or liaison or agreement with, or the consent or permission of any End-User or any third party, (including any matters subject to the dispute resolution procedure set out in such Proposed End-User Agreement); or

(b)	any proposal to amend any relevant Proposed End-User Agreement;

which has or may have an adverse monetary effect or other material effect on the carrying out of the Services or the obligations or liabilities of the Operations Consultancy Service Provider, the Owner shall consult with the Operations Consultancy Service Provider as to such matter and allow the Operations Consultancy Service Provider to make representation to the Owner and the Owner shall use reasonable endeavours to consider and if appropriate relay such representations to the End-User or such third party.

25.	General

25.1	Assignment and Transfer

(a)	The Operations Consultancy Service Provider may not sell, assign or otherwise transfer its rights or obligations under or pursuant to this Agreement without the prior written consent of the Owner.

(b)	The Owner may in its discretion, effect any restructuring, reorganisation or divestment of its assets at any time, including where that restructuring, reorganisation or divestment results in the sale, assignment or transfer by the Owner of its interest under this Agreement.

25.2	Change in Control

(a)	The Operations Consultancy Service Provider shall not allow any Change in Control of the Operations Consultancy Service Provider until two (2) Years after the CDCO without the Owner’s prior consent, such consent not to be unreasonably withheld, provided that the Operations Consultancy Service Provider has:

(i)	provided sufficient notice (and in any event not less than twenty (20) Business Days) of the proposed Change in Control;

(ii)	demonstrated to the Owner’s reasonable satisfaction that the proposed Change in Control will not adversely affect the performance of the Services including ensuring there will be no significant turnover in the personnel performing the Services (the “Personnel Turnover Requirements”); and

(iii)	given all relevant information to the Owner.

The Owner may request the Operations Consultancy Service Provider to, and the Operations Consultancy Service Provider shall provide to the Owner, within ten (10) Business Days following receipt of such request, any additional information which the Owner considers necessary for its evaluation of the proposed Change in Control.

(b)	From the third (3rd) anniversary of the CDCO, the Operations Consultancy Service Provider may permit a Change in Control without the consent of the Owner provided that the Operations Consultancy Service Provider has complied with the Personnel Turnover Requirements.

(c)	Subject always to the Operations Consultancy Service Provider obtaining the Owner’s consent prior to any Change in Control of the Operations Consultancy Service Provider under Clause 24.2(a), the Operations Consultancy Service Provider shall notify the Owner of details of the Change in Control of the Operations Consultancy Service Provider as soon as practicable, and, in any event, within five (5) Business Days of any such change.

25.3	No Partnership

This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the parties or to impose any partnership obligation or liability upon either party. Except as expressly provided in this Agreement, neither party shall have any right, power, or authority to enter into any agreement or undertaking for, to act on behalf of, to act as or be an agent or representative of, or to otherwise bind, the other party.

25.4	Further Assurances

The parties shall at all times do all such further acts and execute and deliver such further deeds and documents as shall be reasonably required in order to perform and carry out the provisions of this Agreement.

25.5	Amendments

No modification or amendment of any provision of this Agreement shall be valid unless it is evidenced in writing and signed by both parties.

25.6	Waiver

Any term or condition of this Agreement may be waived by agreement at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by both parties. The failure or delay of either party to require performance by the other party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such party in writing in accordance with the terms hereof. No waiver by either party of any term or condition of this Agreement, in anyone or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

25.7	Notices

(a)	Any notice or other communication from one party to the other party which is required or permitted to be made under the provisions of this Agreement shall be:

(i)	made in the English language;

(ii)	made in writing;

(iii)	delivered personally (by hand delivery), sent by facsimile, registered mail or electronic mail. Any notice given by facsimile shall be confirmed by sending a copy of the same by personal delivery or by registered mail, but the failure to so confirm shall not void or invalidate the original notice if it is in fact received by the party to which it is addressed; and

(iv)	marked for the attention of the person(s) designated below or to such other person(s) as the other party shall by notice require.

(b)	Any notice or other communication made by one party to the other party in accordance with the foregoing provisions of this Clause 25.7 shall be deemed to be received by the other party (if delivered by hand or sent by pre-paid registered mail), on the Day on which it is left at that party’s address, or (if sent by facsimile transmission or electronic mail) immediately.

(c)	A facsimile transmission is regarded as legible unless the addressee telephones and informs the sender that it is not legible within forty-eight (48) hours after transmission is received or regarded as received in accordance with this Clause 25.7.

(d)	The addresses for service of the parties and their respective facsimile numbers and electronic mail address shall be:

If to the Owner, to:

Brooge Petroleum and Gas Investment Company

P.O. Box: 50170, Fujairah

United Arab Emirates

If to the Operations Consultancy Service Provider, to:

Flowi Terminals Management

P.O. Box: 128838, Dubai

United Arab Emirates

(e)	Either party from time to time may change its address, facsimile number or other information for the purpose of notices to such party by giving notice specify such change to the other party.

25.8	Invalidity

The parties hereby agree to use good faith efforts to discuss any provisions of this Agreement determined to be invalid or unenforceable with a view toward effecting the purposes of this Agreement, and the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

25.9	Counterparts

The parties may execute this Agreement in counterparts, which shall, in the aggregate, when signed by both parties constitute one and the same instrument; and, thereafter, each counterpart shall be deemed an original instrument as against any party who has signed it.

25.10	Third Party Rights

No person who is not a party to this Agreement shall have the right to enforce any term of this Agreement.

25.11	Governing Law

This Agreement and any arbitration or legal action commenced under the terms of this Agreement shall be governed by the federal laws of the United Arab Emirates and the laws of the Emirate of Fujairah.

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorised officers as of the date set forth in the preamble to this Agreement.

Signed by
Mr. Housam S. El Emri	)	/s/ Housam S. El Emri
CEO/Vice Chairman	)
for and on behalf of	)
Brooge Petroleum and Gas	)
Investment Company	)

In the presence of [ ]

Name:
Address:

Signed by Mr. Mohammad Shahin	)	/s/ Mohammad Shahin
Managing Director	)
for and on behalf of	)
)
In the presence of [ ]

Name:
Address: